Exhibit 10.53

EXECUTION VERSION

$275,000,000

SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION
CREDIT AGREEMENT

Dated as of January 21, 2016

by and among

ARCH COAL, INC.,
a Debtor and Debtor-in-Possession
under Chapter 11 of the Bankruptcy Code,
as Borrower,

THE SUBSIDIARIES OF ARCH COAL, INC. PARTY HERETO,
each a Debtor and Debtor-in-Possession under Chapter 11
of the Bankruptcy Code,
as Guarantors,

THE LENDERS PARTY HERETO,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Agent

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(C)	—	COMMITMENTS OF BANKS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(P)	—	PERMITTED LIENS
SCHEDULE 1.1(R)	—	REAL PROPERTY
SCHEDULE 6.2	—	CERTAIN INFORMATION REGARDING CAPITALIZATION OF BORROWER AND ITS SUBSIDIARIES
SCHEDULE 6.6	—	LITIGATION
SCHEDULE 6.11	—	CONSENTS AND APPROVALS
SCHEDULE 6.13	—	INSURANCE
SCHEDULE 6.18	—	CERTAIN DISCLOSURES REGARDING ENVIRONMENTAL MATTERS
SCHEDULE 8.02(b)	—	GUARANTIES
SCHEDULE 8.02(d)		PERMITTED DISPOSITIONS
SCHEDULE 8.02(e)	—	CERTAIN AFFILIATE TRANSACTIONS
SCHEDULE 8.02(n)	—	EXISTING INVESTMENTS

EXHIBITS

EXHIBIT A	—	FORM OF 13-WEEK PROJECTION
EXHIBIT 1.1(A)	—	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(D)	—	FORM OF DIP BUDGET
EXHIBIT 1.1(G)	—	FORM OF GUARANTOR JOINDER
EXHIBIT 1.1(I)	—	FORM OF INTERIM ORDER
EXHIBIT 1.1(N)	—	TERM LOAN NOTE
EXHIBIT 1.1(P)(1)	—	FORM OF PERFECTION CERTIFICATE
EXHIBIT 1.1(P)(2)	—	FORM OF PLEDGE AGREEMENT (BORROWER)
EXHIBIT 1.1(P)(3)	—	FORM OF PLEDGE AGREEMENT (GUARANTORS)
EXHIBIT 1.1(S)(1)	—	FORM OF SECURITY AGREEMENT (BORROWER)
EXHIBIT 1.1(S)(2)	—	FORM OF SECURITY AGREEMENT (GUARANTORS)
EXHIBIT 2.5	—	FORM OF TERM LOAN REQUEST
EXHIBIT 8.03(c)	—	FORM OF COMPLIANCE CERTIFICATE

SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION
CREDIT AGREEMENT

THIS SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT is dated as of January 21, 2016 and is made by and among ARCH COAL, INC., a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Borrower”), each of the GUARANTORS (as hereinafter defined) party hereto from time to time, each a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code, the LENDERS (as hereinafter defined) party hereto from time to time and WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as administrative agent and as collateral agent for the Lenders (in such capacity, together with its successors and assigns, if any, the “Agent”).

WHEREAS, on January 11, 2016 (the “Petition Date”), the Borrower and each of the Guarantors (collectively, and together with any other Subsidiaries that become debtors in the Cases, the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under Chapter 11 of the Bankruptcy Code (the case of the Borrower and the Guarantors, each a “Case” and collectively, the “Cases”) and have continued in the possession of their assets and in the management of their business pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

WHEREAS, the Borrower has requested the Lenders to provide a term loan credit facility to the Borrower, subject to the terms and conditions of this Agreement in an aggregate principal amount of $275,000,000 (the “DIP Facility”), and the Lenders are willing to do so on the terms and conditions set forth herein.

WHEREAS, all of the claims and the Liens granted under the Orders and the Loan Documents to the Agent and the Lenders in respect of the DIP Facility shall be subject to the Fees Carve-Out and the Bonding Carve-Out.

NOW THEREFORE, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.01.         Certain Definitions.  In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“13-Week Projection” shall mean a projected statement of sources and uses of cash for the Borrower and its Subsidiaries on a weekly basis for the following 13 calendar weeks, including the anticipated uses of the DIP Facility for each week during such period, in substantially the form of Exhibit A hereto.

“13-Week Projection Variance Report” shall mean a variance report on a weekly basis setting forth (1) actual cash receipts and disbursements for the prior week, (2) variances, on an aggregate basis, as compared to the previously delivered 13-Week Projection on a weekly basis, and (3) an explanation, in reasonable detail, for any material variance, certified by an Authorized Officer of the Borrower.

“Acceptable Reorganization Plan” shall mean a Reorganization Plan that (i) provides for the payment in full in cash of the Obligations under the Loan Documents (other than contingent indemnification obligations not yet due and payable) on the Consummation Date of such Reorganization Plan, (ii) provides for releases by the Debtors of the Agent, the Lenders, the Existing Credit Agreement Agent and the Existing Credit Agreement Lenders and each of their respective representatives and Related Parties, from any and all claims against the Agent, the Lenders, the Existing Credit Agreement Agent and the Existing Credit Agreement Lenders in connection with this Agreement and the Existing Credit Agreement in a manner consistent with the stipulations set forth in the Interim Order and to the fullest extent permitted by the Bankruptcy Code and applicable law and (iii) is otherwise reasonably acceptable to the Majority Consenting Lenders (as defined in the Restructuring Support Agreement) or, if the Restructuring Support Agreement has been terminated in accordance with its terms, the Required Lenders under the Existing Credit Agreement.

“Active Operating Properties” shall mean all property which is the subject of outstanding Environmental Health and Safety Permits issued to any Loan Party or any Subsidiary of any Loan Party.

“Affiliate” as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 10% or more of any class of the voting or other equity interests of such Person, or (iii) 10% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly by such Person.  Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

“Agent” shall have the meaning specified in the introductory paragraph hereto.

“Agent Fee Letter” shall mean that certain Agent Fee Letter, dated as of January 21, 2016, between the Borrower and the Agent.

“Agent Parties” shall have the meaning specified in Section 13.15.

“Agreement” shall mean this Superpriority Secured Debtor-in-Possession Credit Agreement (including all schedules and exhibits), as the same may hereafter be supplemented, amended, restated, refinanced, replaced, or modified from time to time.

“Annual Statements” shall have the meaning specified in Section 6.07(a).

“Applicable Margin” shall mean (i) the percentage spread to be added to the LIBOR Rate applicable to Term Loans under the LIBOR Rate Option, which shall be equal to 9.00% and (ii) the percentage spread to be added to the Base Rate applicable to Term Loans under the Base Rate Option, which shall be equal to 8.00%.

“Applicable Subsidiary” shall have the meaning specified in Section 9.01(o).

“Approved Fund” shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption Agreement” shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 13.09, in substantially the form of Exhibit 1.1(A).

“Authorized Officer” shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of such Loan Party or such other individuals, designated by written notice to the Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Agent.

“Automatic Rejection Date” shall mean, with respect to any particular lease, the last day of the assumption period for the Loan Parties in the Cases provided for in Section 365(d)(4) of the Bankruptcy Code, to the extent applicable, (including as may have been extended in accordance with Section 365(d)(4)).

“Availability End Date” shall mean the earlier of (a) the four month anniversary of the Effective Date and (b) the Termination Date.

“Avoidance Action” shall mean the Debtors’ claims and causes of action under Sections 502(d), 544, 545, 547, 548, 549 and 550 of the Bankruptcy Code, or any other avoidance actions under the Bankruptcy Code.

“Avoidance Proceeds” shall mean any proceeds or property recovered, unencumbered or otherwise from successful Avoidance Actions, whether by judgment, settlement or otherwise

“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the Eastern District of Missouri or any other court having jurisdiction over the Cases from time to time.

“Base Rate” shall mean for any day a fluctuating rate per annum equal to the highest of (i) the Federal Funds Effective Rate plus 1/2 of 1%, (ii) the Prime Rate and (iii) the LIBOR Rate plus 1.00%.  Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Base Rate Option” shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.01(a)(i).

“Benefit Arrangement” shall mean an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or contributed to by any member of the ERISA Group.

“Black Lung Act” shall mean, collectively, the Black Lung Benefits Revenue Act of 1977, as amended and the Black Lung Benefits Reform Act of 1977, as amended.

“Bonding Carve-Out” shall mean a carve-out from the Collateral in an amount not to exceed $75,000,000 (or such greater amount as agreed in writing by the Required Lenders or by the Agent with the consent of the Required Lenders or $0 in the case of a termination of the Bonding Carve-Out by the Debtors pursuant to paragraph 7(e) of the Orders) entitling the holders of Bonding Superpriority Claims to receive proceeds of Collateral first in priority before distribution to any Lender.

“Bonding Request” shall mean any demand, request or requirement of any Official Body for any surety bond, letter of credit or other financial assurance pursuant to any Mining Law, Reclamation Law or Environmental Health and Safety Laws, or any related Permit, in each case, to the extent such surety bond, letter of credit or other financial assurance is to satisfy or replace an amount for which the Borrower or any of its Subsidiaries is self-bonded as of the Effective Date.

“Bonding Subsidiary” shall mean a Subsidiary of the Borrower the sole purpose of which is to own a leasehold interest in a coal lease where the lessor thereof is a Person who is not an Affiliate of the Borrower (but not to operate any Mining Operations thereon) and to enter into surety or similar arrangements to provide payment assurances to the lessor thereof related to the cost of acquiring such leasehold interest and any bonus bid and royalty payments thereunder, and Bonding Subsidiaries shall mean, collectively, each and every Bonding Subsidiary.

“Bonding Superpriority Claim” shall mean a Superpriority Claim, granted by the Borrower or any of its Subsidiaries in favor of an Official Body to satisfy a Bonding Request.

“Borrower” shall have the meaning specified in the introductory paragraph hereto.

“Borrower Materials” shall have the meaning specified in Section 8.03(i).

“Borrower Shares” shall have the meaning set forth in Section 6.02.

“Borrowing Date” shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

“Borrowing Tranche” shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a LIBOR Rate Option applies which become subject to the same Interest Rate Option under the same Term Loan Request by the Borrower and which have the same

Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

“Business Day” shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in New York City, New York or the Agent’s Principal Office and if the applicable Business Day relates to any Loan to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

“Case” or “Cases” shall have the meaning specified in the recitals hereof.

“Cash Collateral” shall have the meaning specified in the Interim Order or the Final Order, as applicable.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Coal Act” shall mean the Coal Industry Retiree Health Benefits Act of 1992, as amended.

“Coal Supply Agreement” shall mean with respect to the Borrower or any of its Subsidiaries an agreement or contract in effect on the Effective Date or thereafter entered into for the sale, purchase, exchange, processing or handling of coal with an initial term of more than one year.

“Collateral” shall mean all of the “Collateral” as defined in any Collateral Document or in the Interim Order or the Final Order and all other assets that become subject to the Liens created by the Collateral Documents, the Interim Order or the Final Order from time to time. The Collateral, upon entry of the Final Order, shall include the Avoidance Proceeds.

“Collateral Documents” shall mean, collectively, the Pledge Agreements, the Security Agreements, the Mortgages (if any), the Orders, the Assignments of Leases and Rents (if any), the Patent, Trademark and Copyright Security Agreements and each other agreement providing for a security interest in and/or Lien on the Collateral in favor of the Agent for the benefit of the Lenders and the Orders.

“Commitment” shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(C) (as amended or supplemented from time to time) in the column labeled “Amount of Commitment for Term Loans,” as such Commitment is thereafter assigned or modified and Commitments shall mean the aggregate Commitments of all of the Lenders.

“Compliance Certificate” shall have the meaning specified in Section 8.03(c).

“Consummation Date” shall mean the date of the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes of this Agreement shall be no later than the effective date) of a Reorganization Plan that is confirmed pursuant to an order of the Bankruptcy Court.

“Contamination” shall mean the presence or Release or threat of Release of Regulated Substances in, on, under or emanating to or from the Property, which pursuant to Environmental Health and Safety Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Health and Safety Laws requires performance of a Remedial Action or which otherwise constitutes a violation of Environmental Health and Safety Laws.

“Contractual Obligation” shall mean as to any Person, any provisions of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Suisse” shall mean Credit Suisse Loan Funding LLC.

“Creditors’ Committee” shall have the meaning given to such term in the definition of Fees Carve-Out as set forth in the Orders.

“CS Fee Letter” shall mean that certain Superpriority Secured Debtor-in-Possession Credit Agreement CS Fee Letter, dated as of January 21, 2016, between the Borrower and Credit Suisse.

“Debt” shall mean for any Person as of any date of determination the sum, without duplication, of the following for such Person, as of such date, determined in accordance with GAAP: (i) all indebtedness for borrowed money (including, without limitation, all subordinated indebtedness), (ii) all amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) all indebtedness in respect of any other transaction (including production payments (excluding royalties), installment purchase agreements (other than payments made or to be made to the U.S. Federal Bureau of Land Management with respect to the acquisition of any U.S. Federal coal lease by any Loan Party or Subsidiary of any Loan Party which payments are either deferred purchase price payments or bonus bid payments related to any such lease), forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements, (iv) reimbursement obligations (contingent or otherwise) under any letter of credit (other than, with respect to the Borrower and its Subsidiaries, reimbursement obligations in respect of any letter of credit issued to support any of the following: (a) performance under any Master Coal Purchase and Sale Agreement, (b) performance under any coal sales contract, (c) any mine reclamation liabilities or (d) employee benefits, worker’s compensation or similar liabilities related to employee benefits for employees of the Borrower or any Subsidiary of the Borrower who are members of the Scotia Employees Association), (v) all indebtedness and other obligations of each Securitization Subsidiary in respect of any Permitted Receivables Financing, (vi) all payments such Person would have to make in the event of an early termination, on the date such Debt is being terminated, in respect of outstanding Hedging Agreements, or (vii) the amount of all indebtedness (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) in respect of all Guaranties by such Person (the “Guarantying Person”) of Debt described in clauses (i) through (v) above of other Persons (each such other Person being a “Primary Obligor” and the obligations of a Primary Obligor which are subject to a Guaranty by a Guarantying Person being “Primary Obligations”) (it being understood that if the Primary Obligations of the Primary Obligor do not constitute Debt, then the Guaranty by the Guarantying Person of the Primary Obligations of the Primary Obligor shall not constitute Debt). It is expressly agreed that (i) the difference between actual funded indebtedness and the fair market value of funded indebtedness recorded as required by the Statement of the Financial Accounting Standards Board No. 141 (as in effect on the Effective Date) will be excluded from indebtedness in the determination of Debt and (ii) obligations in respect of any current trade liabilities and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business shall not be deemed “Debt” for purposes hereof.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Debtors” shall have the meaning specified in the recitals hereof.

“Defaulting Lender” shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to the Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (c) has failed, within two Business Days after request by the Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Agent’s receipt of such certification in form and substance reasonably satisfactory to the Agent, (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event, or (e) has failed at any time to comply with the provisions of Section 5.03 with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the

Lenders; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (1) the ownership or acquisition of any equity interest in such Lender by an Official Body or an instrumentality thereof, or (2) in the case of a solvent Lender, the precautionary appointment of an administrator, guardian, custodian or other similar official by an Official Body or instrumentality thereof under or based on the law of the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, in any such case where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

As used in this definition and in Section 2.07, the term “Bankruptcy Event” shall mean, with respect to any Person, such Person or such Person’s direct or indirect parent company becomes the subject of an Insolvency Proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by an Official Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Official Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“DIP Facility” shall have that meaning set forth in the recitals hereto.

“DIP Budget” shall mean a monthly line item budget for the Loan Parties, substantially in the form attached hereto as Exhibit 1.1(D), covering a period through the Stated Maturity Date.

“Disqualified Institution” shall mean all competitors on the “disqualified institutions” list delivered by the Borrower to the Agent prior to the Petition Date.  The list of Disqualified Institutions shall be posted to the Platform.

“Dollar, Dollars, U.S. Dollars and the symbol $” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of the United States or of any political subdivision of the United States.

“Effective Date” shall mean the date on which the conditions precedent specified in Section 7.01 are satisfied (or waived in accordance with Section 13.01).

“Environmental Health and Safety Claim” shall mean any administrative, regulatory or judicial action, suit, claim, written notice of non-compliance or violation, written notice of liability or potential liability, proceeding relating in any way to any Environmental Health and

Safety Laws, any Environmental Health and Safety Permit, any Regulated Substances, any Contamination, the performance of any Remedial Action.

“Environmental Health and Safety Complaint” shall mean any written notice or complaint by any Person or Official Body setting forth allegations relating to or a cause of action arising under any Environmental Health and Safety Laws for personal injury or property damage, natural resource damage, contribution or indemnity for the costs associated with the performance of a Remedial Action, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Health and Safety Laws or any order, notice of violation, citation, subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Environmental Health and Safety Laws.

“Environmental Health and Safety Laws” shall mean, collectively, any federal, state, local or foreign statute, Law (including, but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300j, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 to 136y, the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq. the Mine Safety and Health Act, 30 U.S.C. §§ 801 et seq., the Surface Mining Control and Reclamation Act 30 U.S.C. §§ 1201 et seq., the Atomic Energy Act, 42 U.S.C. § 2011 et seq., the National Historic Preservation Act, 16 U.S.C. § 470 et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Wild and Scenic Rivers Act, 16 U.S.C. §§ 1271-1278, each as amended, or any equivalent state or local statute, and any amendments thereto), code, consent decree, settlement agreement, directive or any binding judicial or agency interpretation, policy or guidance, in each case regulating: (i) pollution or pollution control; (ii) protection of human health from exposure to Regulated Substances; (iii) protection of natural resources or the environment; (iv) employee safety in the workplace and the protection of employees from exposure to Regulated Substances in the workplace (but excluding workers compensation and wage and hour laws); (v) the presence, use, management, generation, manufacture, processing, extraction, mining, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or Release or threat of Release of Regulated Substances; (vi) the presence of Contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of Environmentally Sensitive Areas.

“Environmental Health and Safety Orders” shall mean all decrees, orders, directives, judgments, opinions, rulings writs, injunctions, settlement agreements or consent orders issued by or entered into with an Official Body relating or pertaining to Contamination, Environmental Health and Safety Laws, Environmental Health and Safety Permits, Regulated Substances or Remedial Actions.

“Environmental Health and Safety Permit” shall mean any applicable Permit required under any of the Environmental Health and Safety Laws.

“Environmentally Sensitive Area” shall mean (i) any wetland as defined by applicable Environmental Health and Safety Laws; (ii) any area designated as a coastal zone pursuant to applicable Environmental Health and Safety Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Environmental Health and Safety Laws; (iv) habitats of endangered species or threatened species as designated by applicable Environmental Health and Safety Laws; (v) a floodplain or other flood hazard area as defined pursuant to any applicable Environmental Health and Safety Laws; (vi) streams, rivers or other water bodies or springs classified, or designated or as otherwise protected by applicable Environmental Health and Safety Laws as a fishery, as having exceptional or high quality or value or as having recreational use; (vii) any area classified, designated or protected by applicable Environmental Health and Safety Laws as unsuitable for mining; and (viii) any man-made or naturally occurring surface feature classified, designated or protected by applicable Environmental Health and Safety Laws from disturbance, the effects of blasting, subsidence and mining operations.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Group” shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control or treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code.

“Event of Default” shall mean any of the events described in Article 9,

“Excluded Property” shall mean (a) those assets, including without limitation any undeveloped land, which, in the reasonable discretion of the Agent, the taking of Liens thereupon is impractical, prohibited by law or commercially unreasonable, (b) the assets of any Non-Guarantor Subsidiary, (c) the assets of, or equity interests in, any Special Joint Venture to the extent not required pursuant to Section 8.01(l), (d) in excess of 65% of the voting equity interests of any Foreign Subsidiary and (e) the assets with respect to which any pledge or security interests thereof would be (i) prohibited by Law, (ii) in the case of equity interests of non-wholly owned Subsidiaries or Permitted Joint Ventures, to the extent prohibited by the applicable organizational documents (provided, however, that the proceeds of any such equity interests shall not be Excluded Property), (iii) prohibited by any contractual or lease provisions or give another party any rights of termination or acceleration or any rights to obtain a Lien to secure obligations owing to such party, or (iv) subject to Liens permitted under clauses (ii), (iv), (vii), (ix), (xii), (xiv) and (xxviii) of the definition of “Permitted Liens”.

“Excluded Taxes” shall mean, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a

Foreign Lender, any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.09(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 5.09(a), (d) any Taxes imposed under FATCA (or any amended or successor version of FATCA that is substantively comparable), and (e) in the case of any Lender, any U.S. backup withholding Taxes.

“Existing 7.000% Senior Notes and 7.250% Senior Notes Indenture” shall mean the Indenture dated as of June 14, 2011 by and among the Borrower, the subsidiary guarantors named therein and UMB Bank National Association, as trustee, pursuant to which certain of the Existing Senior Notes were issued, as in effect on the Petition Date.

“Existing 7 1/4% Senior Notes Indenture” shall mean the Indenture dated as of August 9, 2010, as supplemented by a first supplemental indenture dated as of August 9, 2010 by and among the Borrower, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee, pursuant to which certain of the Existing Senior Notes were issued, as in effect on the Petition Date.

“Existing 8 3/4% Senior Notes Indenture” shall mean the Indenture dated as of July 31, 2009 by and among the Borrower, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee, pursuant to which certain of the Existing Senior Notes were issued, as in effect on the Petition Date.

“Existing 9.875% Senior Notes Indenture” shall mean the Indenture dated as of November 21, 2012 by and among the Borrower, the subsidiary guarantors named therein and UMB Bank National Association, as trustee, pursuant to which certain of the Existing Senior Notes were issued, as in effect on the Petition Date.

“Existing Credit Agreement” shall mean the Amended and Restated Credit Agreement by and among the Borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto (the “Existing Credit Agreement Lenders”) and Wilmington Trust, National Association as term loan administrative agent and collateral agent (in such capacity, the “Existing Credit Agreement Agent”) and the other agents from time to time party thereto dated as of June 14, 2011, as in effect on the Petition Date.

“Existing Credit Agreement Agent” shall have the meaning specified in the definition of Existing Credit Agreement.

“Existing Credit Agreement Lenders” shall have the meaning specified in the definition of Existing Credit Agreement.

“Existing Debt Documents” shall mean the Existing Credit Agreement, the Existing Senior Notes Indenture and the Existing Second Lien Notes Indenture, in each case outstanding on the Petition Date.

“Existing Receivables Financing” shall mean the receivables financing pursuant to the following agreements each dated as of January 13, 2016, as may be amended, restated or otherwise modified from time to time: (1) Purchase and Sale Agreement by and among Arch Coal Sales Company, Inc., certain of the Borrower’s Subsidiaries as the Originators thereunder and the Borrower, (2) the Sale and Contribution Agreement by and among the Borrower and Arch Receivable Company, LLC, (3) the Second Amended and Restated Receivables Purchase Agreement by and among Arch Receivable Company, LLC, Arch Coal Sales Company, Inc., certain financial institutions from time to time parties thereto, as LC Participants (as defined therein), certain financial institutions from time to time parties thereto, as conduit purchasers, related committed purchasers, and purchaser agents and PNC Bank, National Association, as Administrator on behalf of the Purchasers (in such capacity, the “Securitization Administrator”) and as LC Bank, and (4) other related agreements and documents.

“Existing Second Lien Notes” shall mean the $350,000,000 in aggregate original principal amount of 8% second lien notes due 2019 issued by the Borrower on December 17, 2013.

“Existing Second Lien Notes Indenture” shall mean the Indenture dated as of December 17, 2013 by and among the Borrower, the subsidiary guarantors named therein and UMB Bank National Association, as trustee (the “Existing Second Lien Notes Trustee”), pursuant to which the Existing Second Lien Notes were issued, as in effect on the Petition Date.

“Existing Second Lien Notes Trustee” shall have the meaning specified in the definition of Existing Second Lien Notes Indenture.

“Existing Secured Debt” shall mean all obligations owing with respect to the (i) Existing Credit Agreement and (ii) the Existing Second Lien Notes.

“Existing Senior Notes” shall mean (i) the $375,000,000 in aggregate original principal amount of 9.875% Senior Notes due 2019 issued by the Borrower, (ii) the $600,000,000 in aggregate original principal amount of 8-3/4% Senior Notes due 2016 issued by the Borrower, (iii) the $500,000,000 in aggregate original principal amount of 7-1/4% Senior Notes due 2020 issued by the Borrower, (iv) the $1,000,000,000 in aggregate original principal amount of 7.000% Senior Notes due 2019 issued by the Borrower and (v) the $1,000,000,000 aggregate principal amount of 7.250% Senior Notes due 2021 issued by the Borrower.

“Existing Senior Notes Indentures” shall mean the Existing 9.875% Senior Notes Indenture, the Existing 7 1/4% Senior Notes Indenture, the Existing 8 3/4% Senior Notes Indenture and the Existing 7.000% Senior Notes and 7.250% Senior Notes Indenture.

“FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“FCPA” shall have the meaning specified in Section 6.23.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged by a bank selected by the Agent in consultation with the Borrower to major banks on such day on such transactions as determined by the Agent in a commercially reasonable manner.

“Fees Carve-Out” shall have the meaning assigned to that term in the Orders.

“Final Funding Date” shall have the meaning specified in Section 2.01(b).

“Final Funding Termination Date” shall have the meaning specified in Section 2.01(b).

“Final Order” shall mean an order of the Bankruptcy Court in substantially the form of the Interim Order (with only such modifications thereto as are necessary to convert the Interim Order to a final order and such other modifications as are reasonably satisfactory in form and substance to the Agent with the consent of the Required Lenders) as to which no stay has been entered and which has not been reversed, vacated or overturned, and from which no appeal or motion to reconsider has been timely filed, or if timely filed, such appeal or motion to reconsider has been dismissed or denied unless the Required Lenders (or the Agent with the consent of the Required Lenders) waive such requirement in writing.

“Final Order Entry Date” shall mean the date on which the Final Order is entered by the Bankruptcy Court.

“Flood Laws” shall mean all applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Laws related thereto.

“Foreign Lender” shall mean any Lender that is not a U.S. Person.

“Foreign Subsidiaries” shall mean, for any Person, each Subsidiary of such Person that is (i) a “controlled foreign corporation” (a “CFC”) under Section 957 of the Internal Revenue Code or (ii) any Subsidiary of a CFC or any Subsidiary substantially all of the assets of which constitute equity interests of a CFC.

“GAAP” shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.03, and applied on a consistent basis both as to classification of items and amounts.

“Guarantied Obligations” shall have the meaning specified in Section 12.01.

“Guarantor” shall mean at any time each of the Significant Subsidiaries of the Borrower that is party to this Agreement on the Effective Date or, after the Effective Date, becomes party to this Agreement in accordance with Section 8.01(l)(iv).

“Guarantor Joinder” shall mean a joinder by a Person as a Guarantor under the Loan Documents in the form of Exhibit 1.1(G).

“Guaranty” of any Person shall mean any obligation of such Person guarantying or in effect guarantying any liability or obligation of any other Person in any manner, whether directly or indirectly, including any such liability arising by virtue of partnership agreements, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Hedging Transaction” shall mean any of the following transactions by the Borrower or any of its Subsidiaries: any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction of any combination of the foregoing transactions.

“Historical Statements” shall have the meaning assigned to that term in Section 6.07(a).

“Inactive Subsidiaries” shall mean, at any time, collectively, the Subsidiaries of the Borrower which: (i) do not actively conduct any business or operations, and (ii) have total assets, in the aggregate for all such Subsidiaries, with a book value, as of any date of determination, not in excess of $2,500,000.

“Income Tax Regulations” shall mean those regulations promulgated pursuant to the Internal Revenue Code.

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) all amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, (iv) any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness), or (v) any Guaranty of any such Indebtedness.  It is understood that obligations in respect of any Hedging Transactions shall not be deemed to be Indebtedness.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning specified in Section 13.03(b).

“Information” shall mean all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries.

“Initial Funding Date” shall mean the date on which the conditions precedent specified in Section 7.02 are satisfied (or waived in accordance with Section 13.01).

“Insolvency Proceeding” shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors, undertaken under any Law.

“Interest Period” shall mean, in the case of Term Loans which bear interest under the LIBOR Rate Option, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one, two, three or six months and, to the extent offered by all Lenders at the time of the relevant borrowing, twelve months, thereafter, as selected by the Borrower in its Term Loan Request; provided that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (iii) no Interest Period shall extend beyond the Stated Maturity Date.

“Interest Rate Option” shall mean any LIBOR Rate Option or Base Rate Option.

“Interim Statements” shall have the meaning specified in Section 6.07(a).

“Interim Order” shall mean an interim order of the Bankruptcy Court (as the same may be amended, supplemented, or modified from time to time after entry thereof in accordance with the terms hereof) in the form set forth as Exhibit 1.1(I), with changes to such form as are reasonably satisfactory to the Agent with the consent of the Required Lenders, approving the Loan Documents, which Interim Order shall, among other things (i) authorize the extensions of credit in respect of the DIP Facility in the amount and on the terms set forth herein, (ii) grant the Superpriority Claim status and other Collateral and Liens referred to herein and in the other Loan Documents, (iii) approve the payment by the Borrower of the fees provided for herein, and (iv) provide for the waiver of Section 506(c) of the Bankruptcy Code by the Debtors as to the Collateral, subject only to and effective upon entry of the Final Order.

“Interim Order Entry Date” shall mean the date on which the Interim Order is entered by the Bankruptcy Court.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Investments” shall mean collectively all of the following with respect to any Person: (i) investments or contributions by any of the Loan Parties or their Subsidiaries in or to the capital of such Person, (ii) loans by any of the Loan Parties or their Subsidiaries to such Person, (iii) any Guaranty by any Loan Party or any Subsidiary of any Loan Party directly or indirectly of the Indebtedness or of the obligations of such Person, (iv) other payments by any of the Loan Parties or their Subsidiaries to such Person (except in connection with transactions for the sale of goods or services for fair value), or (v) credit enhancements of any Loan Party to or for the benefit of such Person. If the nature of an Investment is tangible property then the amount of such Investment shall be determined by valuing such property at fair value in accordance with the past practice of the Loan Parties and such fair values shall be reasonably satisfactory to the Agent with the consent of the Required Lenders. For the purposes of calculating the outstanding aggregate amount of such Investments, the aggregate amount shall be reduced by the aggregate amount of any quantifiable rebate, dividend, return, or other financial benefit received by such Loan Party with respect to such Investments for the period from the Effective Date through and including the date of determination.

“IRS” shall mean the Internal Revenue Service.

“Labor Contracts” shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Loan Party or Subsidiary of a Loan Party and its employees.

“Law” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.

“Lenders” shall mean the financial institutions named on Schedule 1.1(C) (as amended or supplemented from time to time) and their respective successors and assigns as permitted hereunder and designated as having a Commitment or holding Term Loans, each of which is referred to herein as a Lender.

“Lending Office” shall mean, as to any Lender, the office or offices of such Lender described as such in such Lender’s administrative questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Agent.

“LIBOR Rate” shall mean, with respect to Term Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, (i) the rate per annum equal to (x) the Intercontinental Exchange Benchmark Administration Ltd. LIBOR Rate (“ICE LIBOR”), as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (y) if such rate is not available at such time for any reason, the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by a bank selected by the Agent in consultation with the Borrower to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and (ii) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (x) ICE LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (y) if such published rate is not available at such time for any reason, the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by a bank selected by the Agent in consultation with the Borrower to major banks in the London interbank eurodollar market at their request at the date and time of determination; provided that in no event shall the LIBOR Rate for any Term Loans be less than 1.00%.

“LIBOR Rate Option” shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 4.01(a)(ii).

“LIBOR Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing), but, for the avoidance of doubt, shall not include any operating lease.

“Liquidity” shall mean the sum of (i) unrestricted cash or cash equivalents of the Borrower and its Domestic Subsidiaries (other than the Securitization Subsidiaries and Bonding Subsidiaries), (ii) withdrawable funds from brokerage accounts of the Borrower and its Domestic Subsidiaries (other than the Securitization Subsidiaries and Bonding Subsidiaries) and (iii) any unused Commitments that are available to be drawn by the Borrower pursuant to the terms hereof.

“LLC Interests” shall have the meaning given to such term in Section 6.02.

“Loan Documents” shall mean this Agreement, the Agent Fee Letter, the CS Fee Letter, the Notes, the Patent, Trademark and Copyright Security Agreements, the Pledge Agreements, the Security Agreements, each Guarantor Joinder, any Mortgages and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith as the same may be supplemented, amended, restated, replaced, or modified from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean collectively and “Loan” shall mean separately all Term Loans or any Term Loan.

“London Banking Day” shall mean any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Master Coal Purchase and Sale Agreement” shall mean an agreement for the purchase and sale of coal entered into by the Borrower or any Subsidiary of the Borrower in the ordinary course of its business.

“Material Adverse Change” shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other material Loan Document, (b) is or could reasonably be expected to be materially adverse to the business, properties, assets, financial condition, or results of operations of the Borrower and its Subsidiaries taken as a whole, other than as customarily occurs as a result of events leading up to and following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code and the commencement of the Cases, or (c) impairs materially or would reasonably be expected to impair materially the ability of the Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

“Material Lease” shall mean any Real Property Lease or other contractual obligations in respect of Material Leased Real Property.

“Material Leased Real Property” shall mean any Real Property subject to a Real Property Lease with a Loan Party, as lessee, with annual minimum royalties, rents or any similar payment obligations, in excess of $2,000,000 in the most recently ended fiscal year ended at least 90 days prior to the date of determination.

“Mining Laws” shall mean any and all applicable federal, state, local and foreign statutes, laws, regulations, guidance, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions or common law causes of action relating to mining operations and activities, or oil, natural gas, minerals, and other hydrocarbons and their constituents production operations and activities. Mining Laws shall include but not be limited to, the Mineral Lands Leasing Act of 1920, the Federal Coal Leasing Amendments Act, the Surface Mining Control and Reclamation Act, all other land reclamation and use statutes and regulations relating to Coal mining, the Federal Coal Mine Health and Safety Act, the Black Lung Act and the Coal Act, the Mine Safety and Health Act and the

Occupational Safety and Health Act, each as amended, and their state and local counterparts or equivalents.

“Mining Operations” shall mean (i) the removal of coal and other minerals from the natural deposits or from waste or stock piles by any surface or underground mining methods; (ii) operations or activities conducted underground or on the surface associated with or incident to the preparation, development, operation, maintenance, opening and reopening of an underground or surface mine storage or stockpiling of mined materials, backfilling, sealing and other closure procedures related to a mine or the movement, assembly, disassembly or staging of any mining equipment; (iii) milling; (iv) coal preparation, coal processing or testing; (v) coal refuse disposal, coal fines disposal or the operation and maintenance of impoundments; (vi) the operation of any mine drainage system; (vii) reclamation activities and operations; or (viii) the operation of coal terminals, river or rail load-outs or any other transportation facilities.

“Mining Title” shall mean fee simple title to surface and/or coal or an undivided interest in fee simple title thereto or a leasehold interest in all or an undivided interest in surface and/or coal together with no less than those real property, easements, licenses, privileges, rights and appurtenances as are necessary to mine, remove, process and transport coal in the manner presently operated.

“Month”, with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors.

“Mortgage” shall mean each of the fee and leasehold mortgages, deeds of trust, assignments of leases and rents and other security documents, if any, delivered on or after the Petition Date with respect to Real Property to be encumbered pursuant to Section 8.01(l) hereof, as each may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions and to which it continues to have unsatisfied liability.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

“Net Cash Proceeds” shall mean proceeds received after the Effective Date in cash from (a) any sale of, or Property Loss Event with respect to, property, net of (i) the customary out-of-pocket cash costs, fees and expenses paid or required to be paid in connection therewith, (ii) taxes paid or reasonably estimated to be payable as a result thereof and (iii) any amount required to be paid or prepaid on Debt (other than the Obligations and Debt owing to any Loan Party) secured by the property subject thereto or (b) any sale or issuance of stock or incurrence of Debt, in each case net of brokers’, advisors’ and investment banking fees and other customary out-of-pocket underwriting discounts, commissions and other customary out-of-pocket cash costs, fees and expenses, in each case incurred in connection with such transaction; provided that amounts provided as a reserve, in accordance with GAAP, against any liability under any indemnification obligations or purchase price adjustment associated with any of the foregoing shall not constitute Net Cash Proceeds except to the extent and at the time any such amounts are released from such reserve.

“No Proceedings Letter” shall mean that certain No Proceedings Letter Agreement, dated as of January 21, 2016, between the Borrower and the Agent.

“Non-Consenting Lender” shall have the meaning specified in Section 13.01.

“Non-Guarantor Subsidiary” shall mean any Subsidiary of the Borrower that is a Bonding Subsidiary, an Inactive Subsidiary, a Securitization Subsidiary, a Foreign Subsidiary or a non-wholly owned Subsidiary.

“Notes” shall mean, collectively, the promissory notes in the form of Exhibit 1.1(N) evidencing the Term Loans.

“Obligations” shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with the DIP Facility, the related Notes, the Agent Fee Letter, the CS Fee Letter or any other Loan Document, to the Agent or any of the Lenders provided for under such Loan Documents.

“Official Body” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Orders” shall mean, collectively, the Interim Order and the Final Order.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other similar excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such taxes that are imposed pursuant to an assignment, participation or a change of an applicable lending office that is not undertaken pursuant to Section 5.06(c).

“Participant” shall have the meaning specified in Section 13.09(d).

“Participant Register” shall have the meaning specified in Section 13.09(d).

“Partnership Interests” shall have the meaning given to such term in Section 6.02.

“Patent, Trademark and Copyright Security Agreements” shall mean collectively the Patent, Trademark and Copyright Security Agreements attached as exhibits to the applicable Security Agreement and each other patent, trademark and copyright agreement in form and substance reasonably acceptable to the Agent, each as executed and delivered by the applicable Loan Parties for the benefit of the Lenders, as the same may be supplemented, amended, restated, replaced or modified from time to time, and Patent, Trademark and Copyright Security Agreement shall mean any of the Patent, Trademark and Copyright Security Agreements.

“Payment Date” shall mean the first day of each calendar quarter after the date hereof and on the Termination Date.

“Payment in Full” or “Paid in Full” shall mean the indefeasible payment in full in cash of the Loans and other Obligations hereunder (other than indemnity and other contingent obligations as to which no claim has been asserted) and termination of the Commitments.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Perfection Certificate” shall mean the perfection certificate in substantially the form attached hereto as Exhibit 1.1(P)(1).

“Permit” shall mean any and all permits, approvals, licenses, registrations, consents, notifications, identification numbers, bonds, waivers or exemptions and any other regulatory authorization, in each case, from an Official Body having jurisdiction over the applicable activity.

“Permitted Investments” shall mean:

(i)            securities with maturities of 18 months or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof;

(ii)           certificates of deposit and time deposits with maturities of 18 months or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank having capital and surplus in excess of $500,000,000;

(iii)          repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (ii) of this definition with respect to securities issued or fully guaranteed or insured by the United States Government;

(iv)          commercial paper of a domestic issuer rated at least A-2 by Standard & Poor’s or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of Standard & Poor’s and Moody’s cease publishing ratings of investments;

(v)           securities with maturities of 18 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by Standard & Poor’s or A by Moody’s;

(vi)          securities with maturities of 18 months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (ii) of this definition;

(vii)         corporate obligations such as notes, bonds, loan participation certificates, master notes, and variable rate demand notes rated at least A by Standard & Poor’s or A2 by Moody’s;

(viii)        asset backed and mortgage backed securities and collateralized mortgage obligations rated AAA by Standard & Poor’s or Aaa by Moody’s;

(ix)          money market auction rate preferred securities and auction rate notes with auctions scheduled no less frequently than every 49 days; and

(x)           shares of money market mutual or similar funds which invest principally in assets satisfying the requirements of clauses (i) through (ix) of this definition.

“Permitted Joint Venture” shall mean any Person (i) with respect to which the ownership of equity interests thereof by the Borrower or any Subsidiary of the Borrower is accounted for in accordance with the “equity method” in accordance with GAAP; (ii) engaged in a line of business permitted by Section 8.02(g); and (iii) with respect to which the equity interests thereof were acquired by the Borrower or Subsidiary of the Borrower in an arm’s-length transaction.

“Permitted Liens” shall mean:

(i)            Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established in accordance with GAAP;

(ii)           Pledges or deposits made in the ordinary course of business to secure payment of reclamation liabilities, worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, old-age pensions or other social security programs;

(iii)          Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease or royalty payments that are not yet due and payable or in default beyond all applicable notice and cure periods;

(iv)          Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids (including bonus bids), tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder or other amounts as may be customary, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(v)           Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi)          Liens created on the Collateral under the Loan Documents or the Orders;

(vii)         Liens on property leased by any Loan Party or Subsidiary of a Loan Party under capital leases (as the nature of such lease is determined in accordance with GAAP) securing obligations of such Loan Party or Subsidiary to the lessor under such leases and Purchase Money Security Interests on assets purchased by any Loan Party or Subsidiary of a Loan Party, provided that such Liens shall not extend to any assets that are not the subject of such leases or Purchase Money Security Interests; provided, further that the aggregate amount for the Borrower and its Subsidiaries of all loans, capital lease obligations and deferred payments secured as permitted by this clause (vii) shall not at any time outstanding exceed $100,000,000;

(viii)        The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not affect the Collateral or, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

(1)           Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2)           Claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; or

(3)           Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens;

(ix) Liens granted pursuant to or in respect of a Permitted Receivables Financing;

(x)           [reserved];

(xi)          Liens relating to the pledge of the equity interests of a Bonding Subsidiary in favor of the provider of the surety bonds which provide payment assurances to the lessor of the leasehold interest leased by such Bonding Subsidiary related to the cost of such Bonding Subsidiary of acquiring such leasehold interest and any bonus bid and royalty payments to the lessor thereunder;

(xii)         the pledge of cash or marketable securities securing a Permitted Secured Letter of Credit Facility; and

(xiii)        [reserved];

(xiv)        Liens securing Indebtedness or other obligations up to $5,000,000 in the aggregate at any time outstanding, including, without limitation on assets consisting of (a) Liens on stock or assets permitted to be acquired pursuant to Section 8.02(n) incurred at the time of such acquisition of such stock or assets (or within one year thereof) to finance the acquisition of such stock or assets, and (b) Liens existing on any assets at the date of acquisition of such assets, as such acquisition is permitted by Section 8.02(n) and 8.02(c), in each case as refinanced, extended, renewed or refunded;

(xv)         statutory and common law banker’s Liens and rights of setoff on bank deposits;

(xvi)        any Lien existing on the date of this Agreement and described on Schedule 1.1(P);

(xvii)       [reserved];

(xviii) [reserved];

(xix)        [reserved];

(xx)         Liens arising out of final judgments, awards, or orders not otherwise constituting an Event of Default hereunder;

(xxi)        option agreements and rights of first refusal granted with respect to assets that are permitted to be disposed of pursuant to the terms of Section 8.02(c) or Section 8.02(d) of this Agreement;

(xxii)       Liens created under the Orders, the Existing Credit Agreement or related documents or the Existing Second Lien Notes Indenture;

(xxiii)      Liens securing Indebtedness of Foreign Subsidiaries permitted pursuant to Section 8.02(a)(xix) in an aggregate amount not to exceed $15,000,000 at any time;

(xxiv)     precautionary filings under the Uniform Commercial Code by a lessor with respect to personal property leased to such Person under an operating lease;

(xxv)      Liens existing as of the Effective Date on any of the Excluded Property;

(xxvi) [reserved];

(xxvii)    any leases of assets permitted by Section 8.02(d); and

(xxviii)   Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of decreasing or legally defeasing Indebtedness of the Loan Parties permitted hereby so long as such decrease or defeasance is not prohibited hereunder.

“Permitted Receivables Financing” shall mean a transaction or series of transactions pursuant to which a Securitization Subsidiary purchases Receivables Assets or interests therein from the Borrower or any Subsidiary of the Borrower and finances such Receivables Assets or interests therein through the issuance of Indebtedness or equity interests or through the sale of such Receivables Assets or interests therein; provided that (a) the Board of Directors of the Borrower shall have approved such transaction, (b) no portion of the Indebtedness of a Securitization Subsidiary is guaranteed by or is recourse to the Borrower or any of its other Subsidiaries (other than recourse for customary representations, warranties, covenants and indemnities, none of which shall relate to the collectability of such Receivables Assets), and (c) neither the Borrower nor any of its other Subsidiaries has any obligation to maintain or preserve such Securitization Subsidiary’s financial condition; provided that (i) no such financing other than the Existing Receivables Financing shall be permitted hereunder, and (ii) the Existing Receivables Financing shall only be permitted so long as it complies with this definition, it being understood that the Existing Receivables Financing (as proposed to be amended in drafts approved by counsel to the Lenders prior to the Petition Date) complies with this definition.

“Permitted Secured Letter of Credit Facility” shall have the meaning assigned to such term in Section 8.02(a)(viii).

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

“Petition Date” shall have the meaning specified in the recitals hereof.

“Plan” shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group, or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

“Platform” shall have the meaning specified in Section 8.03(i).

“Pledge Agreements” shall mean collectively the Pledge Agreements substantially in the form attached hereto as Exhibit 1.1(P)(2) in the case of the Borrower (with such changes as are agreed to by the Agent (with the consent of the Required Lenders) and the Borrower) and substantially in the form attached hereto as Exhibit 1.1(P)(3) in the case of each Guarantor (with such changes as are agreed to by the Agent (with the consent of the Required Lenders) and the Borrower), in each case executed and delivered for the benefit of the Lenders pursuant to Section 7.01(b)(i) (subject to the paragraph immediately following Section 7.01(b)(vi)), as the same may be supplemented, amended, restated, replaced, or modified from time to time, and Pledge Agreement shall mean any of the Pledge Agreements.

“Potential Default” shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

“Pre-Petition Indebtedness” shall mean, collectively, the Indebtedness of each Debtor outstanding and unpaid on the date on which such Person becomes a Debtor.

“Pre-Petition Payment” shall mean a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any (i) Pre-Petition Indebtedness, (ii) “critical vendor payments” or (iii) trade payables (including, without limitation, in respect of reclamation claims) or other pre-petition claims against any Debtor.

“Prime Rate” shall mean as of a particular date, the prime rate of interest as published on that date in The Wall Street Journal (Eastern Edition), or if The Wall Street Journal ceases to quote such rate, a similar rate quoted by a national publication chosen by the Agent in its reasonable discretion. If The Wall Street Journal (or similar publication) is not published on a date for which the Prime Rate must be determined, the Prime Rate shall be the prime rate published on the nearest-preceding date.

“Primed Liens” shall have the meaning specified in Section 5.13(a).

“Principal Office” shall mean WTNA’s address set forth on Schedule 1.1(C), or such other address or account as the Agent may from time to time notify to the Borrower and the Lenders.

“Prior Security Interest” shall mean a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code in the Collateral (other than the Real Property) subject only to Liens for taxes not yet due and payable to the extent such prospective tax payments are given priority by statute, obligations in connection with capital leases or Purchase Money Security Interests as permitted hereunder.

“Professional Fees” shall have the meaning given to such term in the definition of Fees Carve-Out as set forth in the Orders.

“Professionals” shall have the meaning given to such term in the definition of Fees Carve-Out as set forth in the Orders.

“Prohibited Transaction” shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

“Property” shall mean all real property, both owned and leased, of any Loan Party or Subsidiary of a Loan Party.

“Property Loss Event” shall mean, with respect to any property, any loss of or damage to such property or any taking of such property or condemnation thereof.

“Public Lender” shall have the meaning specified in Section 8.03(i).

“Purchase Money Security Interest” shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.

“Ratable Share” shall mean, as to any Lender, a fraction, the numerator of which is the amount of such Lender’s Term Loans (and/or Commitments, as the context requires) and the denominator of which is the aggregate principal amount of all Term Loans (and/or Commitments, as the context requires) of all the Lenders at such time, provided that in the case of Section 2.02 when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.

“Real Property” shall mean, individually as the context requires, the real property (other than as set forth in the proviso below) that is owned or leased by any Loan Party, including, but not limited to the surface, coal and other mineral rights, interests and coal leases associated with the properties described on Schedule 1.1(R), and “Real Property” shall mean, collectively, as the context requires, all of the foregoing; provided, however, “Real Property” shall not include (i) Excluded Property, (ii) any asset that shall have been released, pursuant to Section 13.16 or Section 13.01(c) from the Liens created in connection with this Agreement, or (iii) any “building” or “mobile home” (each as defined in Regulation H as promulgated by the Federal Reserve Board under the Flood Laws).

“Real Property Lease” shall mean any lease, license, letting, concession, occupancy agreement, sublease, farm-in, farm-out, joint operating agreement, easement or right of way to which such Person is a party and is granted a possessory interest in or a right to use or occupy all or any portion of the Real Property (including, without limitation, the right to extract Coal, minerals oil, natural gas and other hydrocarbons and their constituents from any portion of Real Property not owned in fee by such Person) and every amendment or modification thereof, including with respect to the Loan Parties, without limitation, the leases with respect to Real Property and any contractual obligation with respect to any of the foregoing.

“Receivables Assets” shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary of the Borrower.

“Reclamation Laws” shall mean all laws relating to mining reclamation or reclamation liabilities including the Surface Mining Control and Reclamation Act of 1977, as amended, and its state and local counterparts or equivalents, including those applicable in West Virginia and Wyoming.

“Register” shall have the meaning specified in Section 13.09(c).

“Regulated Substances” shall mean, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Health and Safety Laws as a “hazardous substance”, “pollutant”, “pollution”, “contaminant”, “hazardous or toxic substance”, “extremely hazardous substance”, “toxic chemical”, “toxic substance”, “toxic waste”, “hazardous waste”, “special handling waste”, “industrial waste”, “residual waste”, “solid waste”, “municipal waste”, “mixed waste”, “infectious waste”, “chemotherapeutic waste”, “medical waste”, or “regulated substance” or any other material, substance or waste, regardless of its form or nature, which is regulated by the Environmental Health and Safety Laws due to its radioactive, ignitable, corrosive, reactive, explosive, toxic, carcinogenic or infectious properties or nature, or which otherwise is regulated by any applicable Environmental Health and Safety Laws including, without limitation, coal and other minerals, coal refuse, run-of-mine coal, acid mine drainage, petroleum and petroleum products (including crude oil and any fractions thereof), natural gas, coalbed methane gas, synthetic gas and any mixtures thereof, asbestos, urea formaldehyde, polychlorinated biphenyls, mercury and radioactive substances.

“Regulation U” shall mean Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” shall mean anything defined as a “release” under CERCLA or RCRA.

“Remedial Action” shall mean any investigation, identification, preliminary assessment, characterization, delineation, feasibility study, cleanup, corrective action, removal, remediation, risk assessment, fate and transport analysis, in-situ treatment, the treatment of discharges or seeps, containment, operation and maintenance or management in-place, control, abatement or other response actions to Regulated Substances and any closure or post-closure measures, or reclamation activities associated therewith.

“Removal Effective Date” shall have the meaning assigned to such term in Section 10.06.

“Reportable Event” shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or a Multiemployer Plan (other than any such event as to which the thirty-day notice period is waived); provided that, in the case of any such reportable event with respect to a Multiemployer Plan, such event shall only be deemed a Reportable Event for purposes of this Agreement if the Borrower has knowledge of such event.

“Reorganization Plan” shall mean a plan of reorganization in any or all of the Cases of the Debtors.

“Required Lenders” shall mean the Lenders (other than any Defaulting Lender) having more than 50% of the aggregate amount of the Term Loans and unused Commitments of the Lenders (excluding any Defaulting Lender).

“Resignation Effective Date” shall have the meaning assigned to such term in Section 10.06.

“Responsible Officer” shall mean, with respect to the Borrower, each of the chief executive officer, president, chief financial officer, treasurer and any vice president of the Borrower and, as to any document delivered on the Effective Date, shall include any secretary or assistant secretary or any other individual or similar official thereof with substantially equivalent responsibilities of the Borrower, and with respect to the Agent, any officer assigned to the corporate trust office of such Person, including any managing director, principal, vice president, assistant vice president, assistant treasurer, assistant secretary, or any other officer of such Person customarily performing functions similar to those performed by any of the above designated officers and having direct responsibility for the administration of this Agreement, and also, with respect to a particular matter, any other officer, to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restructuring Support Agreement” shall mean that certain agreement by and among the Borrower, the Guarantors and certain of the Existing Credit Agreement Lenders dated as of January 10, 2016, giving effect to the term sheet for a plan of reorganization exhibited thereto.

“Sanction(s) ” shall mean any international economic sanction administered or enforced by the Office of Foreign Asset Control, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“SEC” shall mean the Securities and Exchange Commission or any governmental agencies substituted therefor.

“Securitization Administrator” shall have the meaning given to such term in the definition of Existing Receivables Financing.

“Securitization Subsidiary” shall mean a Subsidiary of the Borrower (all of the outstanding equity interests of which, other than de minimis preferred stock and director’s qualifying shares, if any, are owned, directly or indirectly, by the Borrower) that is established for the limited purpose of acquiring and financing Receivables Assets and interests therein of the Borrower or any Subsidiary of the Borrower and engaging in activities ancillary thereto.

“Security Agreements” shall mean collectively the Security Agreements substantially in the form attached hereto as Exhibit 1.1(S)(1) in the case of the Borrower (with such changes as are agreed to by the Agent (with the consent of the Required Lenders) and the Borrower) and substantially in the form attached hereto as Exhibit 1.1(S)(2) in the case of each Guarantor (with such changes as are agreed to by the Agent (with the consent of the Required Lenders) and the Borrower), in each case executed and delivered for the benefit of the Lenders pursuant to Section 7.01(b)(i) (subject to the paragraph immediately following Section 7.01(b)(vi)), as the same may be supplemented, amended, restated, replaced, or modified from time to time, and Security Agreement shall mean any of the Security Agreements.

“Significant Subsidiary” shall mean individually any Subsidiary of the Borrower other than the Non-Guarantor Subsidiaries, and Significant Subsidiaries shall mean collectively all Subsidiaries of the Borrower other than the Non-Guarantor Subsidiaries.

“Special Joint Venture” shall have the meaning assigned to that term in Section 8.01(l).

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Group and any successor thereto.

“Stated Maturity Date” shall mean January 31, 2017.

“Subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by the parent or one or more subsidiaries of the parent, or (b) whose accounts are consolidated with the accounts of the parent or one or more subsidiaries of the parent in such parent’s or subsidiary’s SEC filings.  Unless the context otherwise requires, Subsidiary shall mean a Subsidiary of the Borrower.

“Subsidiary Shares” shall have the meaning assigned to that term in Section 6.02.

“Superpriority Claim” shall mean a superpriority administrative expense claim against any of the Debtors (without the need to file any proof of claim) with priority over any and all claims against each of the Debtors, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code and any and all administrative expenses or other claims arising under Sections 105, 326, 328, 330, 331, 365, 503(b), 506(c) (subject to entry of the Final Order), 507(a), 507(b), 726, 1113 or 1114 of the Bankruptcy Code (including adequate protection obligations granted in any Order, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Request” shall have the meaning specified in Section 2.05.

“Term Loans” shall mean collectively, and “Term Loan” shall mean separately, all Term Loans and any Term Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.01.

“Termination Date” shall mean the earliest of (a) the Stated Maturity Date, (b) the consummation of the sale of all or substantially all of the assets of the Loan Parties pursuant to Section 363 of the Bankruptcy Code, (c) the Consummation Date and (d) the date the Obligations are accelerated pursuant to Section 9.02.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the perfection of security interests created by the Security Agreements.

“Unused Commitment Fee” shall have the meaning specified in Section 2.04(a).

“Unused Commitment Fee Rate” shall mean 5.00%.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, or any person treated as a United States person for purposes of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to that term in Section 5.09(e).

“WTNA” shall mean Wilmington Trust, National Association, together with its successors and assigns.

Section 1.02.                          Construction.  Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (a) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (b) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (c) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (d) reference to any Person includes such Person’s successors and assigns; (e) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (f) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (h) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (i) unless otherwise specified, all references herein to times of day shall be references to Eastern Time.

Section 1.03.                          Accounting Principles; Changes in GAAP.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however that all accounting terms used in Section 8.02 (and all defined terms used in the definition of any accounting term used in Section 8.02) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing Statements referred to in Section 6.07(a).

ARTICLE 2
THE LOANS

Section 2.01.                          The Loans. On the Effective Date:

(a)                                 Initial Funding Date Borrowing. Subject to the terms and conditions herein and in the Orders and relying upon the representations and warranties herein set forth, each Lender severally agrees to make a Term Loan to the Borrower on the Initial Funding Date; provided that after giving effect to each such Term Loan the aggregate amount of Term Loans from such Lender shall not exceed such Lender’s Commitment.  The Commitments shall be reduced immediately and without further action on the Initial Funding Date in a corresponding principal amount to the Term Loans funded on the Initial Funding Date.

(b)                                 Final Funding Date Borrowing.  Subject to the terms and conditions herein and the Final Order, the Borrower may make, in a single draw, the final borrowing under the Commitments, in an aggregate principal amount not to exceed the remaining amount of the Commitments upon satisfaction (or waiver in accordance with Section 13.01) of the conditions precedent set forth in Section 7.03 (the “Final Funding Date”), which shall occur after the Initial Funding Date and prior to the Availability End Date.  Each Lender’s Commitment shall terminate immediately and without further action on the earlier to occur of (1) the Final Funding Date after giving effect to the funding of such Lender’s Loan on such date and (2) the Availability End Date.

(c)                                  Any amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

(d)                                 After giving effect to any Term Loan, the aggregate amount of Term Loans from such Lender shall not exceed such Lender’s Commitment.

Section 2.02.                          Nature of Lenders’ Obligations with Respect to Loans.  Each Lender shall be obligated to participate in the request for Term Loans pursuant to Section 2.05 in accordance with its Ratable Share.  The obligations of each Lender hereunder are several.  The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder.  The Lenders shall have no obligation to make Term Loans hereunder after the Availability End Date.

Section 2.03.                          [Reserved].

Section 2.04.                          Fees.

(a)                                 Unused Commitment Fees.  Accruing from the date hereof until the Availability End Date, the Borrower agrees to pay to the Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the “Unused Commitment Fee”) equal to the Unused Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) multiplied by the average daily amount of unused Commitments; provided, however, that any Unused Commitment Fee accrued with respect to the Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Unused Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further that no Unused Commitment Fee shall accrue with respect to the Commitment of a

Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the proviso in the directly preceding sentence, all Unused Commitment Fees shall be payable in arrears for the prior month on the first Business Day of each month after the Effective Date, and the Termination Date.

(b)                                 Agent Fee Letter.  The Borrower shall pay to the Agent for its own account fees in the amounts and at the times specified in the Agent Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(c)                                  CS Fee Letter.  The Borrower shall pay to Credit Suisse for its own account fees in the amounts and at the times specified in the CS Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(d)                                 The Borrower agrees to pay to the Agent for the account of each Lender according to its Ratable Share a nonrefundable fee equal to 1.00% of the Commitments terminated on the Availability End Date.

Section 2.05.                          Term Loan Requests.  Each Term Loan and each conversion to or the renewal of the LIBOR Rate Option shall be made upon the Borrower’s duly completed irrevocable request therefor substantially in the form of Exhibit 2.5, completed and signed by a Responsible Officer of the Borrower, or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Term Loan Request”).  Each Term Loan Request must be received by the Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any borrowing of, conversion to or renewal of LIBOR Rate Loans or of any conversion of LIBOR Rate Loans to Base Rate Loans, and (ii) one Business Day prior to the requested date of any borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section must be confirmed promptly by delivery to the Agent of a written Term Loan Request, appropriately completed and signed by a Responsible Officer of the Borrower.  Each borrowing of, conversion to or renewal of LIBOR Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Term Loan Request (whether telephonic or written) shall specify (i) whether the Borrower is requesting a borrowing, a conversion of Term Loans, or a renewal of LIBOR Rate Loans, (ii) the requested date of the borrowing, conversion or renewal, as the case may be (which shall be a Business Day), (iii) the principal amount of Term Loans to be borrowed, converted or renewed, (iv) whether the LIBOR Rate Option or Base Rate Option shall apply to such Term Loans to be borrowed or to be converted to, and (v) if applicable, the duration of the Interest Period with respect thereto.  During the existence of an Event of Default, no Term Loans may be requested as, converted to or renewed as LIBOR Rate Loans without the consent of the Required Lenders.

Section 2.06.                          Making Loans; Presumptions by the Agent; Repayment of Loans.

(a)                                 Making Loans.  Following receipt of a Term Loan Request the Agent shall promptly notify each Lender of the amount of its Ratable Share of the applicable Term Loans, and if no timely notice of a conversion or renewal is provided by the Borrower, the Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in

Section 4.05.  In the case of a borrowing of Term Loans, each Lender shall make the amount of its Term Loan available to the Agent in immediately available funds at the Agent’s Principal Office not later than 1:00 p.m. on the Business Day specified in the Term Loan Request.  Upon satisfaction of the conditions set forth in Section 7.01, the Agent shall make all funds so received available to the Borrower in like funds as received by the Agent either by (i) to the extent applicable, crediting the account of the Borrower on the books of WTNA with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Borrower in the applicable Term Loan Request.

(b)                                 Presumptions by the Agent.  Unless the Agent shall have received notice from a Lender prior to the proposed date of a borrowing of Term Loans bearing interest at the LIBOR Rate (or, in the case of a borrowing of Term Loans bearing interest at the Base Rate, prior to 12:00 noon on the date of such borrowing) that such Lender will not make available to the Agent such Lender’s share of such borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable under the Base Rate Option. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2.06, and such funds are not made available to the Borrower by the Agent because the conditions to the applicable borrowing set forth in Section 7.01 are not satisfied or waived in accordance with the terms hereof, the Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Sections 2.06(b) and Section 13.03(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 2.06(b) or Section 13.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 2.06(b) or Section 13.03(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)                                   Repayment of Term Loans.  The Borrower shall repay to the Agent, for the benefit of the Lenders, on the Termination Date, the aggregate principal amount of all Term Loans outstanding on such date.

(g)                                  Notes.  Any Lender may request that Loans made by it be evidenced by a Note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form attached hereto as Exhibit 1.1(N).

Section 2.07.                          Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.04(a); and

(b)                                 the Commitment and outstanding Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 13.01); provided that this clause (ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby.

Section 2.08.                          Reduction or Termination of Commitments.

(a)                                 The Borrower shall have the right at any time after the Effective Date and prior to the Availability End Date upon five (5) days’ prior written notice to the Agent to permanently reduce (ratably among the Lenders in proportion to their respective Ratable Shares) the Commitments, in a minimum amount of $10,000,000 and whole multiples of $1,000,000, or to terminate completely the Commitments; provided that such reduction or termination shall be accompanied by the payment of a fee equal to 1.00% of the principal amount of the Commitments so reduced or terminated, together with any accrued Unused Commitment Fees. Any notice to reduce the Commitments under this Section 2.12(a) shall be irrevocable.

(b)                                 On each date of funding of a Term Loan by a Lender hereunder, such Lender’s Commitment shall be reduced by the principal amount of the Term Loan funded by such Lender.

(c)                                  To the extent not terminated earlier, the Commitments shall terminate on the Availability End Date.

ARTICLE 3
[RESERVED]

ARTICLE 4
INTEREST RATES

Section 4.01.                          Interest Rate Options.  The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or LIBOR Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than nine (9) Borrowing Tranches in the aggregate among all of the Loans and provided, further that if an Event of Default exists and is continuing, the Borrower may not request, convert to, or renew the LIBOR Rate Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the LIBOR Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrower to pay any indemnity under Section 5.10 in connection with such conversion.  If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.

(a)                                 Interest Rate Options. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Loans:

(i)                                     Base Rate Option: With respect to any Term Loan that bears interest pursuant to the Base Rate Option, on a fluctuating rate per annum computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii)                                  LIBOR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate plus the Applicable Margin.

(b)                                 Rate Quotations. The Borrower may call the Agent on or before the date on which a Term Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

Section 4.02.                          Interest Periods.  At any time when the Borrower shall select, convert to or renew a LIBOR Rate Option, the Borrower shall notify the Agent thereof at least three (3) Business Days prior to the effective date of such LIBOR Rate Option by delivering a Term Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, in the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

Section 4.03.                          Interest After Default.  To the extent permitted by Law, upon the occurrence of an Event of Default and until such time as such Event of Default shall have been cured or waived, and upon written demand by the Required Lenders (or by the Agent with the consent of the Required Lenders):

(a)                                 Obligations. Each Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0% per annum plus the rate otherwise applicable to such Loan or (ii) in the case of any other overdue amounts, the sum of the rate of interest applicable under the Base Rate Option plus an additional 2.0% per annum from the time such overdue Obligation becomes due and payable and until it is paid in full; and

(b)                                 Acknowledgment. The Borrower acknowledges that the increase in rates referred to in this Section 4.03 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by the Required Lenders or by the Agent with the consent of the Required Lenders.

Section 4.04.                          LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.  (a) Unascertainable. If on any date on which a LIBOR Rate would otherwise be determined, if the Required Lenders determine that for any reason in connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBOR Rate Loan, (ii) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan or in connection with an existing or proposed Base Rate Loan, or (iii) the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR Rate component of the Base Rate, the utilization of the LIBOR Rate component in determining the Base Rate shall be suspended, in each case until the Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Rate Loans or, failing that, will be deemed to have converted such request into a request for a borrowing of Base Rate Loans in the amount specified therein.

(b)                                 Illegality; Increased Costs; Deposits Not Available. If at any time any Lender shall have determined that:

(i)                                     the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii)                                  such LIBOR Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or

(iii)                               after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Agent shall have the rights specified in Section 4.04(c).

(c)                                  Agent’s and Lender’s Rights. In the case of an event specified in Section 4.04(b) above, such Lender shall promptly so notify the Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of such Lender to allow the Borrower to select, convert to or renew a LIBOR Rate Option shall be suspended until the Agent shall have later notified the Borrower, or such Lender shall have later notified the Agent, of such Lender’s determination that the circumstances giving rise to such previous determination no longer exist. If any Lender notifies the Agent of a determination under Section 4.04(b), the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 5.10, as to any Loan of the Lender to which a LIBOR Rate Option applies, on the date specified in such notice convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.06(a). Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

Section 4.05.                          Selection of Interest Rate Options.  If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.02, the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option commencing upon the last day of the existing Interest Period.

ARTICLE 5
PAYMENTS

Section 5.01.                          Payments.  All payments and prepayments to be made in respect of principal, interest, Unused Commitment Fees or other fees or amounts due from the Borrower hereunder shall be payable prior to 2:00 p.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim, defense, recoupment or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Agent at its Principal Office for the ratable accounts of the Lenders (except as provided in Section 4.04(c)) in U.S. Dollars and in immediately available funds, and the Agent shall promptly distribute such amounts to the Lenders in immediately available funds.  The Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”

Section 5.02.                          Pro Rata Treatment of Lenders.  Each borrowing of Term Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest and Unused Commitment Fees (but excluding any fee in connection with the Agent Fee Letter or the CS Fee Letter) shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 4.04(c), 5.06(c) or 5.08) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest and Unused Commitment Fees as set forth in this Agreement.

Section 5.03.                          Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii)                                  the provisions of this Section 5.03 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 5.03 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 5.04.                          Presumptions by Agent.  Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the

Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

Section 5.05.                          Interest Payment Dates.  Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date. Interest on Loans to which the LIBOR Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on mandatory prepayments of principal under Section 5.06(b) shall be due on the date such mandatory prepayment is due. Interest on the other principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise).

Section 5.06.                          Prepayments.

(a)                                 Voluntary Prepayments. The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in this Section 5.06(a) or in Section 5.08 and Section 5.10). Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Agent by 11:00 a.m. at least three (3) Business Days prior to the date of prepayment of the Loans that are subject to the LIBOR Rate Option and one (1) Business Day prior to the date of prepayment of the Loans that are subject to the Base Rate Option:

(i)                                     the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(ii)                                  a statement indicating the application of the prepayment between Loans to which the Base Rate Option applies and Loans to which the LIBOR Rate Option applies; and

(iii)                               the total principal amount of such prepayment, which shall not be less than $10,000,000.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 4.04(c), if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied first to Loans to which the Base Rate Option applies, then to Loans to which the LIBOR Rate Option applies. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 5.10.

In the event that prior to the four month anniversary of the Effective Date, the Borrower shall make any prepayment of the Loans pursuant to this Section 5.06(a), the

Borrower shall pay to the Agent, for the ratable account of the Lenders, a fee equal to 1.00% of the aggregate principal amount of the Loans so prepaid.  Such amounts shall be due and payable on the date of such prepayment.

(b)                                 Mandatory Prepayments.

(i)                                     Sales of Assets. Within five (5) Business Days of any sale of assets or series of related sales of assets authorized by Section 8.02(d)(v) resulting in Net Cash Proceeds for all such sales of assets in excess of $50,000,000 in the aggregate, the Borrower shall immediately pay or cause to be paid an aggregate amount equal to 100% of such Net Cash Proceeds in excess of such $50,000,000 to the Agent for distribution to the Lenders in accordance with each such Lender’s Ratable Share of the DIP Facility based on the aggregate amount of Term Loans outstanding at such time.

(ii)                                  Debt Issuances. Within five (5) Business Days of any issuances, offerings or placements of any Indebtedness of any Loan Party not permitted by Section 8.02(a), the Borrower shall immediately pay or cause to be paid an aggregate amount equal to 100% of such Net Cash Proceeds to the Agent for distribution to the applicable Lenders in accordance with each such Lender’s Ratable Share of the DIP Facility based on the aggregate amount of Term Loans outstanding at such time.

(iii)                               Insurance Proceeds. In the event that the Net Cash Proceeds of any Property Loss Event affecting any property of any Loan Party (herein, the “Current Property Loss Event”), and of all prior Property Loss Events as to which a prepayment has not yet been made under this paragraph, shall exceed $50,000,000 in the aggregate, then, on or before the date 180 days after the receipt by such Loan Party of the proceeds of any insurance, condemnation award or other compensation in respect of the Current Property Loss Event in excess of such $50,000,000 (or upon such earlier date as such Loan Party shall have determined not to repair or replace the property affected by the Current Property Loss Event), the Borrower shall either, (x) so long as no Event of Default has occurred and is continuing, reinvest such proceeds of such Property Loss Event in operating assets for or on behalf of any Loan Party within 180 days after the receipt of such proceeds, or (y) immediately pay or cause to be paid an aggregate amount equal to 100% of such Net Cash Proceeds in excess of such $50,000,000 to the Agent for distribution to the Lenders in accordance with each such Lender’s Ratable Share of the DIP Facility based on the aggregate amount of Term Loans outstanding at such time; provided, however, that no such repayment shall be required up to the amount the asset affected by such Property Loss Event is subject to a Lien that is pari passu with or senior to the Liens of the Agent and the Lenders against the Borrower or any other Loan Party hereunder or under any of the other Loan Documents and such proceeds are used to discharge such Lien.

(iv)                              Declined Proceeds.  The Borrower shall deliver to Agent notice at least two (2) Business Days prior to the date required to make a mandatory prepayment pursuant to Section 5.06(b)(i) or Section 5.06(b)(iii) and Agent shall promptly notify each Lender of such notice.  Any Lender may elect, by notice to the Agent by telephone (confirmed by hand delivery or facsimile) at least two (2) Business Days (or such shorter period as may be established by the Agent) prior to such required prepayment date, to decline all or any portion of any prepayment of its Term Loans pursuant to Section 5.06(b)(i) or Section 5.06(b)(iii)) (such declined amounts, the “Declined Proceeds”).  Any Declined Proceeds shall be offered to the Lenders not so declining such prepayment (with such Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Agent).  To the extent such Lenders elect to decline their pro rata shares of such Declined Proceeds, such remaining Declined Proceeds may be retained by the Borrower.

Except as provided in Section 4.04(c), if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied first to Loans to which the Base Rate Option applies, then to Loans to which the LIBOR Rate Option applies.  Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 5.10.

(c)                                  Replacement of a Lender. In the event any Lender (i) gives notice under Section 4.04(b), (ii) requests compensation under Section 5.08, or requires the Borrower to pay any additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.09, (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision and other than as set forth in subsection (2) of the definition of “Defaulting Lender” contained herein), or (v) is a Non-Consenting Lender referred to in Section 13.01, then in any such event the Borrower may, at its sole expense, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.09), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(A)                                                       the Borrower shall have paid to the Agent the assignment fee specified in Section 13.09;

(B)                                                       such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(C)                                                       in the case of any such assignment resulting from a claim for compensation under Section 5.08(a) or payments required to be made pursuant to Section 5.09, such assignment will result in a reduction in such compensation or payments thereafter; and

(D)                                                       such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 5.07.                          Mitigation Obligations.  Each Lender agrees that upon receiving actual knowledge of the occurrence of any event giving rise to increased costs or other special payments under Section 4.04(b), Section 5.08 or Section 5.09 with respect to such Lender, it will (a) promptly notify the Agent and the Borrower of the occurrence of such event and (b) if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event or appoint an agent or representative to deal with any relevant Official Body, provided that such designation or appointment does not cause such Lender and its lending office to suffer any economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section shall affect or postpone any of the Obligations of the Borrower or any other Loan Party or the rights of the Agent or any Lender provided in this Agreement.

Section 5.08.                          Increased Costs.

(a)                                 Increased Costs Generally. If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Agent or any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii)                                  subject the Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Loan under the LIBOR Rate Option made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.09 and Excluded Taxes); or

(iii)                               impose on the Agent, any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or any Loan under the LIBOR Rate Option made by such Lender; and the result of any of the foregoing shall be to increase the cost to the Agent or Lender of making, continuing, converting into, or maintaining any Loan under the LIBOR Rate Option (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by the Agent or Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Agent or Lender, the Borrower will pay to the Agent or Lender, as the case may be, such additional amount or amounts as will compensate the Agent or Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital and Liquidity Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital and liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of the Agent or a Lender setting forth the amount or amounts necessary to compensate the Agent or such Lender or its holding company, as the case may be, as specified in Section 5.08(a) or 5.08(b) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Agent or such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)                                 Delay in Requests. Failure or delay on the part of the Agent or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Agent’s or such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Agent or a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that the Agent or such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Agent’s or such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 5.09.                          Taxes.  (a)  Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable Law; provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Official Body in accordance with applicable Law.

(b)                                 Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 5.09(a) above, the Borrower shall timely pay, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes to the relevant Official Body in accordance with applicable Law.

(c)                                  Indemnification by the Borrower. The Borrower shall indemnify the Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by or required to be withheld from a payment to the Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments. Promptly after any payment of Indemnified Taxes or Other Taxes by the Borrower to an Official Body pursuant to this Section 5.09 (but in any event within thirty (30) days after the date of such payment), the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)                                  Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, the Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the Income Tax Regulations. Further, the Agent is indemnified under § 1.1461-1(e) of the Income Tax Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code. In addition, any Lender, upon request by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent, as applicable, to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                                     two (2) duly completed valid originals of IRS Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)                                  two (2) duly completed valid originals of IRS Form W-8ECI,

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) two duly completed valid originals of IRS Form W-8BEN or W-8BEN-E,

(iv)                              to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed originals of IRS Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner,

(v)                                 any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made, or

(vi)                              To the extent that any Lender is not a Foreign Lender, such Lender shall submit to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent) two (2) executed originals of an IRS Form W-9 or any other form prescribed by applicable Law certifying that such Lender is not a Foreign Lender and is exempt from backup withholding.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.09, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(f)                                   Refunds. If the Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.09, it shall pay over such refund (or the amount of any credit in lieu of refund) to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under Section 5.09, net of all out-of- pocket expenses (including Taxes) of the

Agent or the relevant Lender, as the case may be, and without interest (other than any interest paid by the relevant Official Body with respect to such refund or credit in lieu of refund)), provided that the Borrower, upon the request of the Agent or the relevant Lender, agrees to repay the amount paid over to the Borrower (plus any interest, penalties or other charges imposed by the relevant Official Body) if the Agent or the relevant Lender is required to repay such refund or credit in lieu of refund to such Official Body. Notwithstanding anything to the contrary in this paragraph 5.09(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph 5.09(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. Neither the Agent nor any Lender shall be obliged to disclose information regarding its tax affairs or computations to Borrower in connection with this Section 5.09(f) or any other provision of Section 5.09. Upon the Borrower’s reasonable written request, each Lender shall reasonably cooperate with the Borrower in contesting or seeking a refund of Indemnified Taxes or Other Taxes; provided that such cooperation shall not be required if, in such Lender’s reasonable discretion, it would subject such Lender to any material unreimbursed out-of-pocket cost or expense or otherwise be materially disadvantageous to the Lender.

(g)                                  Survival. Notwithstanding anything to the contrary in this Agreement, each party’s obligations under this Section 5.09 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 5.10.                          Indemnity.  In addition to the compensation or payments required by Section 5.08 or Section 5.09, the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract), for the avoidance of doubt and duplication, excluding all Taxes for which compensation is payable by the Borrower under Section 5.08(a), all Indemnified Taxes for which indemnification is available under Section 5.09(c) and all Taxes to the extent associated with payments that make the appropriate Lender whole in relation to its after-tax position had the payments called for under the Agreement and the Loan Documents been made as contemplated (without regard to this Section 5.10), which such Lender sustains or incurs as a consequence of any:

(a)                                 payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(b)                                 attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Term Loan Requests under Section 2.05 or Section 4.02 or notice relating to prepayments under Section 5.06, or

(c)                                  default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the

Borrower to pay when due (by acceleration or otherwise) any principal, interest or any other amount due hereunder.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

Section 5.11.                          [Reserved].

Section 5.12.                          Indemnification by the Lender.  Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (a) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (b) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.09(d) or 13.09(c) relating to the maintenance of a Participant Register or Register, as applicable, and (c) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 5.12.

Section 5.13.                          Priority and Liens.

(a)                                 Each of the Loan Parties hereby covenants and agrees that upon the entry of an Interim Order (and when applicable, the Final Order) its obligations hereunder and under the Loan Documents: (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute an allowed Superpriority Claim against each Debtor in the Cases (but excluding a claim on Avoidance Actions (but including, upon entry of the Final Order, the Avoidance Proceeds)); (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, shall at all times be secured by a valid, binding, continuing, enforceable perfected first priority Lien (subject to the terms of the Security Agreements and the Orders) on all of the property of such Loan Parties (other than Excluded Property), whether now existing or hereafter acquired, that is not subject to valid, perfected, non-voidable liens in existence at the time of commencement of the Cases or to valid, non-voidable liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code; (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a valid, binding, continuing, enforceable perfected junior Lien upon all property of such Loan Parties, whether now existing or hereafter acquired, that is subject to valid, perfected and non-voidable Liens in existence at the time of the commencement of the Cases or that is subject to valid Liens in existence at the time of the commencement of the Cases that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code (other than Primed Liens); and (iv) pursuant to Section 364(d)(l) of the Bankruptcy Code, shall be secured by a valid, binding, continuing, enforceable perfected first priority senior priming Lien on all of the property of such Loan Parties that is subject to the existing liens (the “Primed Liens”) which secure the Existing Secured Debt, all of which Primed Liens shall be primed by and made subject and subordinate to the perfected first priority senior Liens to be granted to the Agent, which senior priming Liens in favor of the Agent shall also prime any Liens granted after the commencement of the Cases to provide adequate protection Liens in respect of any of the Primed Liens ((i) through (iv) above, subject in each case to the Fees Carve-Out and the Bonding Carve-Out and as set forth in the Orders).

(b)                                 As to all Real Property held by a Loan Party, such Loan Party hereby assigns and conveys as security, grant a security interest in, hypothecates, mortgages, pledges and sets over unto the Agent on behalf of the Lenders all of the right, title and interest of such Loan Party in all of such Real Property, together with all of the right, title and interest of such Loan Party in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof.  Such Loan Party acknowledges that, pursuant to the Interim Order (and, when entered, the Final Order), the Liens in favor of the Agent on behalf of the Lenders in all of such Real Property of such Loan Party shall be perfected without the recordation of any instruments of mortgage or assignment.  Such Loan Party further agrees that, upon the reasonable request of the Agent with the consent of the Required Lenders, in the exercise of their business judgment, such Loan Party (i) shall enter into separate mortgages in recordable form with respect to such Real Properties (including customary deliverables with respect to any Real Property owned or leased by it reasonably requested by the Agent or the Required Lenders; provided, however, such customary deliverables shall not include, without limitation, local counsel opinions, title insurance policies or surveys (other than any existing surveys, if any) with respect to such Real Property) on terms reasonably satisfactory to the Agent with the consent of the Required Lenders subject to, and as set forth in, Section 8.01(l), and (ii) shall otherwise comply with the requirements of Section 8.01(l) with respect to such Real Property.

(c)                                  All of the Liens described in this Section 5.13 shall be effective and perfected upon entry of the Interim Order, without the necessity of the execution, recordation of filings by the Debtors of mortgages, security agreements, intellectual property security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Agent of, or over, any Collateral, as set forth in the Interim Order.

Section 5.14.                          No Discharge; Survival of Claims.  Each of the Loan Parties agrees that, to the extent that its obligations under the Loan Documents have not been satisfied in full in cash, (i) its obligations under the Loan Documents shall not be discharged by the entry of an order confirming a Reorganization Plan (and each of the Loan Parties, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge), and (ii) the Superpriority Claim against each of the Debtors granted to the Agent and the Lenders pursuant to the Orders and the Liens granted to the Agent and the Lenders pursuant to the Orders shall not be affected in any manner by the entry of an order confirming a Reorganization Plan.

Section 5.15.                          Payment of Obligations.  Subject to the last paragraph of Section 8.01, upon the maturity (whether by acceleration or otherwise) of any of the Obligations of the Loan Parties under this Agreement or any of the other Loan Documents, the Agent and the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agent and each of the Lenders as follows:

Section 6.01.                          Organization and Qualification.  Each Loan Party and each Subsidiary of each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Loan Party and each Subsidiary of each Loan Party has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, except where the failure to have such power would not reasonably be expected to result in any Material Adverse Change. Each Loan Party and each Subsidiary of each Loan Party is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary and where the failure to so qualify would reasonably be expected to result in a Material Adverse Change.

Section 6.02.                          Shares of Borrower; Subsidiaries; and Subsidiary Shares.  As of the Effective Date, Schedule 6.2 states the name of each of the Borrower’s Subsidiaries, its jurisdiction of incorporation, its authorized capital stock, the issued and outstanding shares (referred to herein as the “Subsidiary Shares”) and the owners thereof if it is a corporation, its outstanding partnership interests (the “Partnership Interests”) and the owners thereof if it is a partnership and its outstanding limited liability company interests, the voting rights associated therewith (the “LLC Interests”) and the owners thereof if it is a limited liability company. As of the Effective Date, Schedule 6.2 also sets forth for each Subsidiary of the Borrower and whether such Subsidiary is a Bonding Subsidiary, an Inactive Subsidiary, a Securitization Subsidiary, a Foreign Subsidiary or a non-wholly owned Subsidiary.  As of the Effective Date, Schedule 6.2 also sets forth the jurisdiction of incorporation of the Borrower, its authorized capital stock (the “Borrower Shares”) and the voting rights associated therewith. The Borrower and each Subsidiary of the Borrower has good title to all of the Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case of any Lien, other than Permitted Liens. Except as set forth on Schedule 6.2, all Borrower Shares, Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Borrower Shares, all Partnership Interests, all LLC Interests and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be, except where the failure to do so would not result in a Material Adverse Change.  As of the Effective Date, there are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule 6.2.

Section 6.03.                          Power and Authority.  Subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and subject to the terms thereof, each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

Section 6.04.                          Validity and Binding Effect.  This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Loan Party on the required date of delivery of such Loan Document. Subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and subject to the terms thereof, this Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Loan Party in accordance with its terms, except, other than in the case of each Loan Party that is a Debtor, to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

Section 6.05.                          No Conflict.  Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party, nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will (a) conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or any Subsidiary of any Loan Party or (ii) except as would not reasonably be expected to result in Material Adverse Change and except in respect of the Existing Debt Documents, any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any Subsidiary of any Loan Party is a party or by which any Loan Party or any Subsidiary of any Loan Party is bound or subject to, or (b) result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any Subsidiary of any Loan Party (other than Liens granted in respect of the Obligations and Liens created by the Existing Debt Documents).

Section 6.06.                          Litigation.  Except as set forth on Schedule 6.6 and except for the Cases, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any Subsidiary of any Loan Party at law or equity before any Official Body which individually or in the aggregate would reasonably be expected to result in a Material Adverse Change. None of the Loan Parties nor any Subsidiary of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which would reasonably be expected to result in a Material Adverse Change.

Section 6.07.                          Financial Statements.  (a)  Historical Statements. The Borrower has delivered to the Lenders or their affiliates copies of its audited consolidated year-end financial statements for and as of the end of the fiscal year ended December 31, 2014 (the “Annual

Statements”). In addition, the Borrower has delivered to the Lenders or their affiliates copies of its unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarter ended September 30, 2015 (the “Interim Statements”) (the Annual Statement and Interim Statements being collectively referred to as the “Historical Statements”). The Historical Statements were compiled from the books and records maintained by the Borrower’s management, are correct and complete in all material respects and fairly represent the consolidated financial condition of the Borrower and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the Interim Statements) to normal year-end audit adjustments.

(b)                                 Accuracy of Financial Statements. Neither the Borrower nor any Subsidiary of the Borrower has on the Effective Date any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses, except in connection with the Cases, from any commitments of the Borrower or any Subsidiary of the Borrower which would reasonably be expected to result in a Material Adverse Change. Since September 30, 2015, no Material Adverse Change has occurred.

(c)                                  Projections.  The DIP Budget and each 13-Week Projection have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made.

Section 6.08.                          Use of Proceeds; Margin Stock.  (a) General. The Loan Parties shall use the proceeds of the Loans in accordance with Section 8.01(i).

(b)                                 Margin Stock. None of the Loan Parties nor any Subsidiary of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any Loan will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System.

Section 6.09.                          Full Disclosure.  Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished in writing by or on behalf of a Loan Party to the Agent or any Lender in connection herewith contains with respect to the Borrower and its Subsidiaries any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not materially misleading; provided that to the extent any such certificate, statement, agreement or other document was based upon or constitutes a forecast or projection, such Loan Party represents only that the relevant Loan Party acted in good faith and utilized assumptions believed by it to be reasonable at the time made (it being understood that any such forecasts or projections are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, that no assurance can be given that any such forecasts or projections will be realized and that actual results may differ from any such forecasts or projections and such differences may be material).  As of the

Effective Date, there is no fact known to any Loan Party, other than the Cases, which materially adversely affects the business, property, assets, financial condition, results of operations or prospects of the Borrower and its Subsidiaries taken as a whole which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

Section 6.10.                          Taxes.  Except where failure to do so would not reasonably be expected to result in a Material Adverse Change, all federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except (x) to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made and (y) Taxes that need not be paid pursuant to an order of the Bankruptcy Court or pursuant to the Bankruptcy Code. There are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of any Loan Party or Subsidiary of any Loan Party for any period other than Taxes that need not be paid pursuant to an order of the Bankruptcy Court or pursuant to the Bankruptcy Code.

Section 6.11.                          Consents and Approvals.  Subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and subject to the term thereof, no consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is necessary to authorize or permit under any Law in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party, except as listed on Schedule 6.11, all of which shall have been obtained or made on or prior to the Effective Date except as otherwise indicated on Schedule 6.11 or as provided for in the final paragraph in Section 7.01(b).

Section 6.12.                          Compliance With Instruments.  None of the Loan Parties or any Subsidiary of any Loan Party is in violation of (a) any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (b) other than such violations arising as a result of the commencement of the Cases and except as otherwise excused by the Bankruptcy Court, any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation could reasonably be expected to result in a Material Adverse Change.

Section 6.13.                          Insurance.  As of the Effective Date, Schedule 6.13 lists all material insurance policies to which any Loan Party or Subsidiary of any Loan Party is a party, all of which are valid and in full force and effect as of the Effective Date. Such policies provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party and each Subsidiary of each Loan Party in accordance with prudent business practice in the industry of the Loan Parties and their Subsidiaries. Each Loan Party has taken all actions required under the Flood Laws and/or reasonably requested by the Agent with the consent of the Required Lenders to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including to the extent applicable, but not limited to, providing the Agent with the address and/or GPS coordinates of each structure located upon any real property that will be subject to a mortgage in favor of the Agent, for the benefit of the Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

Section 6.14.                          Compliance With Laws.  The Loan Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws (other than Environmental Health and Safety Laws which are specifically addressed in Section 6.18) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is doing business except where the failure to do so would not reasonably be expected to result in a Material Adverse Change.

Section 6.15.                          Investment Companies.  None of the Loan Parties is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.”

Section 6.16.                          Plans and Benefit Arrangements.  Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Change:

(a)                                 The Borrower and each other member of the ERISA Group are in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans, and Multiemployer Plans. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the knowledge of the Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any material liability of the Borrower or any other member of the ERISA Group. The Borrower and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Borrower and each other member of the ERISA Group (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA. All Plans, Benefit Arrangements and, to the knowledge of the Borrower, Multiemployer Plans have been administered in accordance with their terms and applicable Law.

(b)                                 Neither the Borrower nor any other member of the ERISA Group has instituted proceedings to terminate any Plan.

(c)                                  No event requiring notice to the PBGC under Section 303(k)(4) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan.

(d)                                 To the extent that any Benefit Arrangement is insured, the Borrower and all other members of the ERISA Group have paid when due all premiums required to be paid. To the extent that any Benefit Arrangement is funded other than with insurance, the Borrower and all other members of the ERISA Group have made when due all contributions required to be paid.

(e)                                  Neither the Borrower nor any other member of the ERISA Group has withdrawn from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA. To the knowledge of the Borrower, no Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA.

Section 6.17.                          Employment Matters.

(a)                                 Each of the Loan Parties and each of their Subsidiaries is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, except where the failure to comply could reasonably be expected to result in a Material Adverse Change.  There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties or any of their Subsidiaries which in any case could reasonably be expected to result in a Material Adverse Change.

(b)                                 Each of the Loan Parties, each of their Subsidiaries and each of the “related persons” (as defined in the Coal Act) of each Loan Party and each Subsidiary of each Loan Party are in compliance in all material respects with the Coal Act, except as excused by the Bankruptcy Code by virtue of commencement of the Cases or by order of the Bankruptcy Court.  None of the Loan Parties, any Subsidiary of any Loan Party nor any related person of any Loan Party or its Subsidiaries has any liability under the Coal Act except with respect to premiums or other payments required thereunder which have been paid when due and except to the extent excused by the Bankruptcy Code by virtue of commencement of the Cases or by order of the Bankruptcy Court or to the extent that the liability thereunder would not reasonably be expected to result in a Material Adverse Change. The Loan Parties and their Subsidiaries are in compliance in all material respects with the Black Lung Act, except to the extent excused by the Bankruptcy Code by virtue of commencement of the Cases or by order of the Bankruptcy Court.  None of the Loan Parties nor any of their Subsidiaries has any liability under the Black Lung Act except with respect to premiums, contributions or other payments required thereunder which have been paid when due and except to the extent excused by the Bankruptcy Code by virtue of commencement of the Cases or by order of the Bankruptcy Court or to the extent that that the liability thereunder would not reasonably be expected to result in a Material Adverse Change.

Section 6.18.                          Environmental Health and Safety Matters.  Except as set forth on Schedule 6.18:

(a)                                 the Loan Parties and their Subsidiaries are and have been in substantial compliance with all Environmental Health and Safety Laws, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Change;

(b)                                 the Loan Parties and their Subsidiaries hold and are operating in substantial compliance with applicable Environmental Health and Safety Permits, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Change, and none of the Loan Parties has received any written notice from an Official Body that such Official Body has or intends to suspend, revoke or adversely amend or alter, whether in whole or in part, any such Environmental Health and Safety Permit, except any such notice which could not reasonably be expected to result in a Material Adverse Change. There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any Subsidiary of any Loan Party at law or equity before any Official Body challenging an application for, or the modification, amendment or issuance of, any Environmental Health and Safety Permit, in each case which could reasonably be expected to result in a Material Adverse Change;

(c)                                  neither any Property of any Loan Party or any Subsidiary of any Loan Party nor their respective operations conducted thereon violates any Environmental Health and Safety Order of any Official Body made pursuant to Environmental Health and Safety Laws except for noncompliance with respect thereto which could not reasonably be expected to result in a Material Adverse Change;

(d)                                 there are no pending or, to the knowledge of any Loan Party, threatened Environmental Health and Safety Claims against any Property of any Loan Party or any Subsidiary of any Loan Party nor against any Loan Party or any Subsidiary of any Loan Party, in each case which could reasonably be expected to result in a Material Adverse Change;

(e)                                  none of the Loan Parties has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding Environmental Health and Safety Laws, including any with regard to their activities at any Property of the Loan Parties or the business operated by the Loan Parties, or any prior business for which the Borrower has retained liability under any Environmental Health and Safety Law, in each case which could reasonably be expected to result in a Material Adverse Change; and

(f)                                   no Lien or encumbrance on the ownership, occupancy, use or transferability of real property (other than Permitted Liens) authorized by Environmental Health and Safety Laws exists against any Property of any Loan Party or any Subsidiary or any other property owned by the Loan Parties which could reasonably be expected to result in a Material Adverse Change, and none of the Loan Parties has any reason to believe that such a Lien or encumbrance (other than Permitted Liens) may be imposed, attached or be filed or recorded against any Property of any Loan Party or any Subsidiary or any other property, in each case which could reasonably be expected to result in a Material Adverse Change.

Section 6.19.                          [Reserved].

Section 6.20.                          Title to Real Property.  Each Loan Party and each Subsidiary of each Loan Party has (i) Mining Title to all Active Operating Properties that are necessary or appropriate for the Borrower and its Subsidiaries to conduct their respective operations, (ii) and, except where the failure to do so would not reasonably be expected to result in a Material Adverse Change, good and valid title to all of their other respective assets, in the case of both the foregoing items

(i) and (ii) of this sentence, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases; provided, however, a Loan Party or a Subsidiary of a Loan Party shall not be in breach of the foregoing in the event that (x) it fails to own a valid leasehold interest which, either considered alone or together with all other such valid leaseholds which it fails to own, is not material to the continued operations of such Loan Party or Subsidiary of such Loan Party or (y) such Loan Party’s or such Subsidiary’s interest in a leasehold is less than fully marketable because the consent of the lessor to future assignments has not been obtained.

Section 6.21.                          Patents, Trademarks, Copyrights, Licenses, Etc.  Each Loan Party and each Subsidiary of each Loan Party own or possess all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights, without known or actual conflict with the rights of others, necessary for the Loan Parties, taken as a whole, to own and operate their properties and to carry on their businesses as presently conducted and planned to be conducted by such Loan Parties and Subsidiaries are, except where the failure to so own or possess with or without such conflict would reasonably be expected to result in a Material Adverse Change.

Section 6.22.                          Security Interests.  Subject to and upon the entry of the Orders, the Orders are effective to create in favor of the Agent for the benefit of the Lenders a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  Upon the filing of financing statements relating to said security interests in each office and in each jurisdiction where required in order to perfect the security interests described above, the Liens created by the Security Agreements in favor of the Agent will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral to the extent perfection can be obtained by filing such financing statements. All filing fees and other expenses in connection with each such action have been or will be paid by the Borrower.  Subject to the qualifications and limitations set forth expressly in the Mortgages, if any, the Liens granted to the Agent for the benefit of the Lenders pursuant to each of the Mortgages, if any, constitute a valid first priority Lien under applicable law, subject only to Permitted Liens.

Section 6.23.                          Sanctions and Anti-Corruption Laws.  None of the Borrower or any of its Subsidiaries, nor, to the knowledge the Borrower, any director, officer, employee, or agent of the Borrower or any of its Subsidiaries is:  (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria).  The Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, and employees, and their respective agents that will act in any capacity in connection with or benefit from the credit facility established hereby, are in compliance in all material respects with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and all other applicable anti-corruption laws.

Section 6.24.                          Status of Pledged Collateral.  All the Subsidiary Shares, Partnership Interests or LLC Interests included in the Collateral to be pledged pursuant to the Pledge Agreements are or will be upon issuance validly issued and nonassessable and owned beneficially and of record by the pledgor.

Section 6.25.                          Surety Bonds.  Subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and subject to the terms thereof, all surety, reclamation and similar bonds required to be maintained by the Borrower or any of its Subsidiaries under any Environmental Health and Safety Laws or Contractual Obligation are in full force and effect except for any failure which individually or when taken together with all failures under all such bonds would not reasonably be expected to result in a Material Adverse Change, and were not and will not be terminated, suspended, revoked or otherwise adversely affected by virtue of the consummation of the financing (including all Loans made after the Effective Date) contemplated by this Agreement, provided that certain of such bonds may be terminated, suspended or revoked so long as, taken together, such events could not reasonably be expected to result in a Material Adverse Change. All required guaranties of, and letters of credit with respect to, such surety, reclamation and similar bonds are in full force and effect except where such failure to be in full force and effect could not reasonably be expected to result in a Material Adverse Change.

Section 6.26.                          Coal Supply Agreements.  Subject, in the case of each Loan Party that is a Debtor, to the entry of the Orders and subject to the terms thereof, as of the Effective Date, all Coal Supply Agreements to which the Borrower or any of its Subsidiaries is subject or by which it is bound are in full force and effect, except for any failure which individually or when taken together with all failures under all Coal Supply Agreements would not reasonably be expected to result in a Material Adverse Change.

ARTICLE 7
CONDITIONS PRECEDENT

Section 7.01.                          Conditions Precedent to Effectiveness.  This Agreement shall become effective on the first date on which each of the following conditions is satisfied (or waived in accordance with Section 13.01):

(a)                                 The Agent shall have received each of the following in form and substance reasonably satisfactory to the Required Lenders:

(i)                                     Executed counterparts of this Agreement from each party hereto;

(ii)                                  A certificate dated the Effective Date and signed by the Secretary or an Assistant Secretary or other Responsible Officer of each of the Loan Parties, certifying as appropriate as to: (A) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents; (B) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (C) copies of its organizational documents as in effect on the Effective Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of each Loan Party in each state where organized;

(iii)                               A written opinion of Davis Polk & Wardwell LLP, counsel for the Loan Parties, dated the Effective Date, in form and substance reasonably satisfactory to the Required Lenders, it being understood that the draft approved by counsel to the Lenders prior to the Petition Date is reasonably satisfactory;

(iv)                              A certificate from a Responsible Officer of the Borrower as to the matters set forth in Sections 7.01(g), 7.01(h), 7.01(j), 7.01(l) and 7.01(m) (as of the Effective Date);

(v)                                 The DIP Budget and the initial 13-Week Projection;

(vi)                              The No Proceedings Letter; and

(vii)                           Notes payable to the Lenders (and their registered assigns) to the extent requested by any Lender pursuant to Section 2.06(g).

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 7.01, each Lender that has signed or subsequently joined this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

(b)                                 Subject to the paragraph immediately following Section 7.01(b)(vi), the Agent shall have received the following in form and substance reasonably satisfactory to the Required Lenders:

(i)                                     executed counterparts of each Security Agreement and each Pledge Agreement;

(ii)                                  proper financing statements under the Uniform Commercial Code of the applicable jurisdictions of organization covering the Collateral described in the Security Agreements;

(iii)                               Patent, Trademark and Copyright Security Agreements covering the registered intellectual property listed on the applicable schedules to such Patent, Trademark and Copyright Security Agreements, duly executed by the Borrower and each other person that is a Loan Party on the Effective Date;

(iv)                              evidence that adequate insurance, including flood insurance, if applicable, required to be maintained under this Agreement is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto in form and substance satisfactory to the Agent (and its counsel), with the consent of the Required Lenders, naming the Agent as additional insured, mortgagee and lender loss payee, and evidence that the Loan Parties have taken all action required under the Flood Laws and/or reasonably requested by the Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing the Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of the Agent, for the benefit of the Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral;

(v)                                 the Perfection Certificate; and

(vi)                              copies of all Material Leases of the Loan Parties.

To the extent that any of the items described in this Section 7.01(b) shall not have been received by the Agent notwithstanding the Borrower’s use of its commercially reasonable efforts to provide same, delivery of such items shall not constitute a condition effectiveness of this Agreement and the obligations of each Lender to make Loans hereunder, and the Borrower shall, instead, cause such items to be delivered to the Agent not later than 45 days following the Effective Date (or such later date as the Agent shall agree in its discretion (with the consent of the Required Lenders).

(c)                                  The Petition Date shall have occurred.

(d)                                 The Interim Order Entry Date shall have occurred not later than five calendar days following the Petition Date.

(e)                                  All “first day” orders and all related pleadings intended to be entered on or prior to the Interim Order Entry Date (other than the Order Establishing Certain Notice, Case Management and Administrative Procedures) shall have been entered by the Bankruptcy Court and shall be reasonably satisfactory in form and substance to the Agent (with the consent of the Required Lenders), it being understood that drafts approved by counsel to the Lenders prior to the Petition Date are reasonably satisfactory.

(f)                                   No trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner with enlarged powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Cases.

(g)                                  Since December 31, 2015, there shall have been no Material Adverse Change (other than the commencement of the Cases).

(h)                                 All necessary governmental and third party consents and approvals necessary in connection with the DIP Facility and the transactions contemplated hereby shall have been obtained (without the imposition of any adverse conditions that are not reasonably acceptable to the Agent and the Required Lenders) and shall remain in effect; and no law or regulation shall be applicable in the judgment of the Agent with the consent of the Required Lenders that restrains, prevents or imposes materially adverse conditions upon the DIP Facility or the transactions contemplated hereby.

(i)                                     The Required Lenders shall not have provided written notice to the Borrower prior to the release of their signature pages to this Agreement that they are not satisfied in their reasonable judgment that there shall not occur as a result of, and after giving effect to, the initial extension of credit under the DIP Facility, a default (or any event which with the giving of notice or lapse of time or both would be a default) under any of the Loan Parties’ or their respective subsidiaries’ debt instruments and other material agreements which, in the case of the Loan Parties’ debt instruments and other material agreements, would permit the counterparty thereto to exercise remedies thereunder on a post-petition basis or would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(j)                                    There shall exist no unstayed action, suit, investigation, litigation or proceeding pending or (to the knowledge of the Loan Parties) threatened in any court or before any arbitrator or governmental instrumentality (other than the Cases) that would reasonably be expected to result in a Material Adverse Change.

(k)                                 The Borrower shall have paid all fees payable on or before the Effective Date as required by this Agreement, the Agent Fee Letter, the CS Fee Letter and any other Loan Document.

(l)                                     The representations and warranties of the Borrower and each other Loan Party contained in each Loan Document to which it is a party shall be true and correct in all material respects on and as of the Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(m)                             No Event of Default or Potential Default shall have occurred and be continuing.

(n)                                 The Interim Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any respect without the prior written consent of the Required Lenders or of the Agent with the consent of the Required Lenders.

Section 7.02.                          Conditions Precedent to Initial Funding Date.  The obligation of each Lender to make Loans hereunder on the Initial Funding Date pursuant to Section 2.01(a) shall become effective on the first date on which each of the following conditions is satisfied (or waived in accordance with Section 13.01):

(a)                                 The Effective Date shall have occurred.

(b)                                 The Agent shall have received each of the following in form and substance reasonably satisfactory to the Required Lenders:

(i)                                     A certificate from a Responsible Officer of the Borrower as to the matters set forth in Sections 7.02(c) and 7.02(d) (as of the Initial Funding Date); and

(ii)                                  A duly executed and completed Term Loan Request delivered in accordance with Section 2.05.

(c)                                  The representations and warranties of the Borrower and each other Loan Party contained in each Loan Document to which it is a party shall be true and correct in all material respects on and as of the Initial Funding Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(d)                                 No Event of Default or Potential Default shall have occurred and be continuing.

(e)                                  The amount of the Term Loans made on the Initial Funding Date shall not exceed the amount authorized by the Interim Order or, if the Final Order Entry Date has occurred prior to or on the Initial Funding Date, the Final Order.

(f)                                   The Borrower shall have paid all fees payable on or before the Initial Funding Date as required by this Agreement.

(g)                                  (x) Credit Suisse shall have assigned at least 95% of the CS Syndication Commitments (as defined in the CS Fee Letter) pursuant to Section 13.09, and (y) within one (1) Business Day after receipt by the Borrower of written notice from the Agent that the condition precedent in the foregoing clause (x) is satisfied, the Borrower shall have paid to the Agent a fee equal to 5.00% of the principal amount of the Commitments on the Effective Date for the account of each Lender according to its Ratable Share.

Section 7.03.                          Conditions Precedent to the Final Funding Date.  The obligation of each Lender to make Loans hereunder on the Final Funding Date pursuant to Section 2.01(b) shall be conditioned upon the satisfaction (or waiver in accordance with Section 13.01) of the following conditions:

(a)                                 The Final Order Entry Date shall have occurred within 45 days of the Interim Order Entry Date, and the Final Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any respect without the prior written consent of the Agent (with the consent of the Required Lenders).

(b)                                 The Initial Funding Date shall have occurred.

(c)                                  The Agent shall have received each of the following in form and substance reasonably satisfactory to the Required Lenders:

(i)                                     A certificate from a Responsible Officer of the Borrower as to the matters set forth in Sections 7.03(d) and 7.03(e) (as of the Final Funding Date); and

(ii)                                  A duly executed and completed Term Loan Request.

(d)                                 The representations and warranties of the Borrower and each other Loan Party contained in each Loan Document to which it is a party shall be true and correct in all material respects on and as of the Final Funding Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(e)                                  No Event of Default or Potential Default shall have occurred and be continuing.

(f)                                   The aggregate amount of the Term Loans made on or prior to the Final Funding Date shall not exceed the amount authorized by the Final Order.

(g)                                  (i) All material “second day orders” and all related pleadings intended to be entered on or prior to the date of entry of the Final Order, including a final cash management order and any order establishing procedures for the administration of the Cases, shall have been entered by the Bankruptcy Court, and (ii) all pleadings related to procedures for approval of significant transactions, including, without limitation, asset sale procedures, regardless of when filed or entered, shall be reasonably satisfactory in form and substance to the Agent (with the consent of the Required Lenders), it being understood that the form of orders substantially in the forms filed on the Petition Date are reasonably satisfactory.

(h)                                 The Borrower shall have paid all fees payable on or before the Final Funding Date as required by this Agreement.

ARTICLE 8
COVENANTS

Section 8.01.                          Affirmative Covenants.  The Borrower covenants and agrees that until payment in full of the Loans and interest thereon, satisfaction of all of the Loan Parties’ other Obligations under the Loan Documents (other than indemnification and other contingent obligations not yet due and owing) and the termination of the Commitments, the Borrower shall, and shall cause each of its Subsidiaries to, comply at all times with the following affirmative covenants:

(a)                                 Preservation of Existence, Etc.  The Borrower shall maintain its legal existence as a corporation. The Borrower shall cause each of its Subsidiaries to maintain its legal existence as a corporation, limited partnership or limited liability company, as the case may be, except as otherwise expressly permitted in Section 8.02(c) or Section 8.02(d). The Borrower shall maintain its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except where the failure to so qualify or maintain such qualification could be corrected without a material adverse effect on the Borrower. The Borrower shall cause each of its Subsidiaries to maintain its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except where the failure to so qualify would not reasonably be expected to result in a Material Adverse Change.

(b)                                 Payment of Liabilities, Including Taxes, Etc.  In the case of any Debtor, in accordance with the Bankruptcy Code and subject to any required approval by the Bankruptcy Court (it being understood that no Debtor shall be obligated to make any payments hereunder that may, in its reasonable judgment, result in a violation of any applicable law, including the Bankruptcy Code, without an order of the Bankruptcy Court authorizing such payments) and except where failure to do so could not reasonably be expected to result in a Material Adverse Change, the Borrower shall, and shall cause each of its Subsidiaries to, duly pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it (in the case of any Debtor, solely to the extent arising post-petition), prior to the date on which penalties attach thereto, and all lawful claims (in the case of any Debtor, solely to the extent arising post-petition) which, if unpaid after becoming due, might become a lien or charge upon any properties of the Borrower or any Subsidiary of the

Borrower, provided that neither the Borrower nor any Subsidiary of the Borrower shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings and with respect to which there are proper reserves as required by GAAP, but only to the extent that failure to discharge any such liabilities would not adversely affect the value of the Collateral.

(c)                                  Maintenance of Insurance.  Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary. The Loan Parties shall deliver to the Agent (x) on the Effective Date and annually thereafter an original certificate of insurance of the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement described in the next sentence attached to such certificate and (y) at the request of the Agent, from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties. Such policies of insurance shall contain special endorsements, in form and substance reasonably acceptable to the Agent, with the consent of the Required Lenders, which shall (i) specify the Agent as an additional insured, mortgagee and lender loss payee as its interests may appear, with the understanding that any obligation imposed upon the insured (including the liability to pay premiums) shall be the sole obligation of the applicable Loan Parties and not that of the insured, (ii) provide that the interest of the Lenders shall be insured regardless of any breach or violation by the applicable Loan Parties of any warranties, declarations or conditions contained in such policies or any action or inaction of the applicable Loan Parties or others insured under such policies, (iii) endeavor to provide to the extent commercially available that no cancellation of such policies for any reason (including non-payment of premium) shall be effective until at least ten (10) days after receipt by the Agent of written notice of such cancellation, (iv) be primary without right of contribution of any other insurance carried by or on behalf of any additional insureds with respect to their respective interests in the Collateral, and (v) provide that inasmuch as the policy covers more than one insured, all terms, conditions, insuring agreements and endorsements (except limits of liability) shall operate as if there were a separate policy covering each insured. The applicable Loan Parties shall notify the Agent promptly of any casualty or condemnation event causing a loss or decline in value of the Collateral in excess of $50,000,000 and the estimated (or actual, if available) amount of such loss or decline. Upon the occurrence of an Event of Default that has not been waived, monies constituting insurance proceeds or condemnation proceeds (pursuant to the Mortgages, if any) shall be paid to the Agent and applied in accordance with Section 9.02(e) and the Collateral Documents.

Each Loan Party shall take all actions required under the Flood Laws and/or reasonably requested by the Agent, with the consent of the Required Lenders, to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, to the extent applicable, providing the Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of the Agent, for the benefit of the

Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

(d)                                 Maintenance of Properties and Leases.  Except where the failure to do so would not reasonably be expected to result in a Material Adverse Change, the Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its respective material properties, necessary or useful in the proper conduct of the business of the Borrower or such Subsidiary of the Borrower, in good working order and condition, ordinary wear and tear excepted (except as otherwise expressly permitted by this Agreement). Without limiting the generality of the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all material patents, trademarks, service marks, trade names, copyrights, licenses and franchises necessary for the ownership and operation of its properties and business if the failure to so maintain the same would constitute a Material Adverse Change.

(e)                                  Visitation Rights.  The Borrower shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Agent or any of the Lenders (so long as no Event of Default has occurred and is continuing, at the Agent’s or Lender’s expense) to visit and inspect during normal business hours any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that (i) each Lender shall provide the Borrower and the Agent with reasonable notice prior to any visit or inspection, (ii) all such visits and inspections shall be made in accordance with the Borrower’s standard safety, visit and inspection procedures and (iii) no such visit or inspection shall interfere with such Borrower’s normal business operation. In the event any Lender desires to conduct an audit of the Borrower or any Subsidiary of the Borrower, such Lender shall conduct such audit contemporaneously with any audit to be performed by the Agent.

(f)                                   Keeping of Records and Books of Account.  The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

(g)                                  [Reserved].

(h)                                 Compliance With Laws.  Except as otherwise excused by the Bankruptcy Code, the Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Health and Safety Laws, in all respects, provided that it shall not be deemed to be a violation of this Section 8.01(h) if any failure to comply with any Law would not result in fines, penalties, costs (including those associated with the performance of any Remedial Actions), other similar liabilities or injunctive relief which in the aggregate could reasonably be expected to result in a Material Adverse Change. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, comply with all Environmental

Health and Safety Permits and Environmental Health and Safety Orders applicable to their respective operations and properties; obtain, maintain, comply with and renew all Environmental Health and Safety Permits necessary for their respective operations and properties; and manage, use, store, treat dispose and handle all Regulated Substances in compliance with all applicable Environmental Health and Safety Laws, in each case, except for such non-compliance or failure to obtain, maintain or renew which could not or would not reasonably be expected to result in a Material Adverse Change.

(i)                                     Use of Proceeds.  The Borrower will use the proceeds of the Term Loans only (i) to pay for fees and expenses relating to this Agreement and the Cases, and (ii) for general corporate purposes and for working capital. The proceeds of the Loans shall not be for any purpose which contravenes any applicable Law or any provision of this Agreement or any other Loan Document.

(j)                                    [Reserved].

(k)                                 [Reserved].

(l)                                     Collateral; Further Assurances.

(i)                                     Collateral Documents and Liens.

(A)                               Subject to Section 8.01(l)(iv), the Borrower shall and shall cause each of the Loan Parties to execute and deliver to the Agent for the benefit of the Lenders, the Collateral Documents reasonably requested by the Agent to grant superpriority perfected liens and security interests (subject only to Permitted Liens) in favor of the Agent for the benefit of the Lenders with respect to substantially all of the assets of the Loan Parties, other than Excluded Property; provided that with respect to deposit accounts or securities accounts of any Loan Party, the Loan Parties will not be required to enter into any blocked account agreements or control agreements with respect thereto unless requested by the Agent or the Required Lenders after the occurrence of an Event of Default that has not been waived.

(B)                               The Borrower shall and shall cause each Loan Party, from time to time, at its expense, to preserve and protect the Agent’s Lien on and Prior Security Interest in the Collateral as a continuing first priority perfected Lien, subject only to Permitted Liens and except to the extent otherwise permitted hereunder, and shall do such other acts and things as the Agent may reasonably deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral, except to the extent otherwise permitted hereunder.

(ii)                                  Equity Interests in Bonding Subsidiaries.  In the event that the Borrower or any Subsidiary of the Borrower is required to pledge the equity interests of any Bonding Subsidiary in favor of any provider of surety bonds required by the lessor of the leasehold interest held by such Bonding Subsidiary as otherwise permitted by Section

8.02(q), then prior to the granting of such lien, the Borrower shall use commercially reasonable good faith effort to grant a second priority perfected lien in such equity interests to the Agent for the benefit of the Lenders subject to an intercreditor agreement in form and substance reasonably satisfactory to the Agent.

(iii)                               Requirements for Special Joint Ventures.  Notwithstanding the foregoing provisions of this Section 8.01(l), if a Person (A) is a Permitted Joint Venture on the Effective Date or (B) becomes a Permitted Joint Venture of the Borrower after the Effective Date either: (1) as a result of any Investment in such Person as a Permitted Joint Venture permitted by Section 8.02(f), or (2) as a result of any Investment in such Person pursuant to an Investment permitted by clause (viii) of Section 8.02(n) (a Person described in the immediately preceding clause (A) or clause (B) is sometimes referred to as a “Special Joint Venture”), neither the Borrower nor any Subsidiary of the Borrower shall be required to pledge the equity interests of such Special Joint Venture if and only if and to the extent that the limited liability company agreement, limited partnership agreement, joint venture agreement, general partnership agreement or other constituent documents of such Special Joint Venture or other material agreement related to the Investment in such Special Joint Venture would prohibit the granting of such Liens.  For the avoidance of doubt, nothing in this Section 8.01(l) shall require any Loan Party to take any action to grant or perfect a security interest in any assets constituting Excluded Property.

(iv)                              Requirements for Significant Subsidiaries.

(A)                               Guarantees.  Within thirty (30) days (or such longer period as the Agent may agree in its reasonable discretion) after any Significant Subsidiary is formed or acquired after the Effective Date or a Subsidiary becomes a Significant Subsidiary, the Borrower shall: (i) unless the Agent otherwise agrees, cause each such Significant Subsidiary to (x) become a Debtor, (y) execute a Guarantor Joinder pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties; (ii) execute and deliver to the Agent documents, modified as appropriate to relate to such Significant Subsidiary, in the forms described in Sections 7.01(a)(ii), 7.01(a)(iii), and 7.01(a)(iv), and (iii) deliver to the Agent such other documents and agreements as the Agent may reasonably request.

(B)                               Collateral.  Within thirty (30) days (or such longer period as the Agent may agree in its reasonable discretion) after any Significant Subsidiary is formed or acquired after the Effective Date or a Subsidiary becomes a Significant Subsidiary, (i) the applicable Loan Party shall pledge the equity interests (except to the extent constituting Excluded Property) it owns in any other Significant Subsidiary to the Agent for the benefit of the Lenders on a superpriority perfected basis pursuant to a Pledge Agreement substantially in the form attached hereto as Exhibit 1.1(P)(3), (ii) such new Significant Subsidiary shall execute and deliver to the Agent for the benefit of the Lenders, Collateral Documents in form and substance reasonably satisfactory to the Agent, including without limitation a Security Agreement substantially in the form attached hereto as Exhibit 1.1(S)(2),

Patent, Trademark and Copyright Security Agreements, and Mortgages, if any (subject to the below proviso) reasonably requested by the Agent to grant superpriority perfected liens and security interests (subject only to Permitted Liens) in favor of the Agent for the benefit of the Lenders in substantially all of the assets of the such Significant Subsidiary, (iii) the Borrower shall obtain Uniform Commercial Code, lien, tax, mortgage, leasehold mortgage, and judgment searches (including searches of the applicable real estate indexes), with the results, form scope and substance of such searches to be reasonably satisfactory to the Agent, and (iv) the Borrower shall provide the Agent with evidence that such Significant Subsidiary has taken all actions required under the Flood Laws and/or reasonably requested by the Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral to the extent such Collateral includes any “building” or “mobile home” (each as defined in Regulation H as promulgated by the Federal Reserve Board under the Flood Laws), including, but not limited to, providing the Agent with the address and/or GPS coordinates of each structure on any real property that is or will be subject to a mortgage in favor of the Agent, for the benefit of the Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral; provided, however, with respect to any Real Property of a Significant Subsidiary that is formed or acquired after the Effective Date or of a Subsidiary that becomes a Significant Subsidiary after the Effective Date that is required to be subject to a Mortgage, and any as-extracted minerals or fixtures (as such terms are defined in the Uniform Commercial Code) which are required to be subject to a Mortgage or a Security Agreement, (x) such requirements shall apply only upon the reasonable request of the Agent with the consent of the Required Lenders, in the exercise of their business judgment, and (y) the requirements of this Section 8.01(l) shall be satisfied with respect to Real Property and with respect to fixtures and as extracted collateral if the Borrower and the applicable Significant Subsidiary take all steps within 90 days following the date a Subsidiary becomes a Significant Subsidiary (or such longer period as reasonably determined in the Agent’s reasonable discretion (with the consent of the Required Lenders) requested by the Agent with respect to such Collateral.

(m)                             Subordination of Intercompany Loans.  Each Loan Party agrees that any intercompany Indebtedness, loans or advances owed by any Loan Party to any other Loan Party shall be subordinated to the payment of the Obligations.

(n)                                 [Reserved].

(o)                                 First and Second Day Orders.  The Borrower shall cause all proposed “first day” orders and “second day” orders submitted to the Bankruptcy Court to be in accordance with and permitted by the terms of this Agreement and reasonably acceptable to the Agent (with the consent of the Required Lenders) in all material respects, it being understood and agreed that the forms of orders approved by the Agent and the Required Lenders prior to the Petition Date are in accordance with and permitted by the terms of this Agreement in all material respects and are reasonably acceptable.

(p)                                 Certain Case Milestones.

(i)                                     No later than five (5) days after the Petition Date, entry of the Interim Order;

(ii)                                  No later than forty-five (45) days after the Petition Date, entry of the Final Order;

(iii)                               No later than sixty (60) days after the Petition Date, delivery of an updated business plan that is reasonably acceptable to the Required Lenders;

(iv)                              No later than ninety (90) days after the Petition Date, the filing of an Acceptable Reorganization Plan and accompanying disclosure statement;

(v)                                 No later than sixty (60) days after the satisfaction of the milestone provided for in clause (iv) above, obtain an order of the Bankruptcy Court approving a disclosure statement for the solicitation of the Acceptable Reorganization Plan; and

(vi)                              No later than ninety (90) days after the satisfaction of the milestone provided for in clause (v) above, obtain an order of the Bankruptcy Court confirming the Acceptable Reorganization Plan; and

(vii)                           No later than fifteen (15) days after the satisfaction of the milestone provided for in clause (vi) above, the Acceptable Reorganization Plan shall have become effective.

(q)                                 Ratings.  The Borrower shall exercise commercially reasonable efforts to obtain and to maintain ratings from Moody’s and Standard & Poor’s for the Loans.

Section 8.02.                          Negative Covenants.  The Borrower covenants and agrees that until payment in full of the Loans and interest thereon, satisfaction of all of the Loan Parties’ other Obligations hereunder and termination of the Commitments, the Borrower shall, and shall cause each of its Subsidiaries to, comply with the following negative covenants:

(a)                                 Indebtedness.  The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i)                                     Indebtedness under the Loan Documents or in respect of any of the other Obligations;

(ii)                                  to the extent constituting Indebtedness, Bonding Superpriority Claims in an amount not to exceed $75,000,000;

(iii)                               [reserved];

(iv)                              [reserved];

(v)                                 (A) Indebtedness of any Loan Party payable to any other Loan Party, it being understood and agreed that such Indebtedness is subordinated to the Obligations of the Loan Parties under the Loan Documents, (B) Indebtedness of any Non-Guarantor Subsidiary payable to any other Non- Guarantor Subsidiary, (C) loans or guaranties from any Non-Guarantor Subsidiary to any Loan Party and (D) Indebtedness of any Non-Guarantor Subsidiary payable to any Loan Party to the extent such Indebtedness would constitute a permitted Investment under Section 8.02(n);

(vi)                              [reserved];

(vii)                           (A) Indebtedness under the Existing Debt Documents and

(B) Indebtedness of the Borrower and its Subsidiaries (other than any capital leases) reflected in the Historical Statements and any refinancings thereof or amendments thereto that do not increase the amount as provided in the Historical Statements;

(viii)                        Indebtedness of the Borrower or any Subsidiary of the Borrower under a letter of credit facility in an amount, when combined with the aggregate amount of Indebtedness permitted pursuant to Section 8.02(a)(xiii), not to exceed $250,000,000 in the aggregate so long as: (A) the purpose of such facility is to provide letters of credit necessary in the business of the Borrower and its Subsidiaries, including without limitation to secure surety and other bonds, and (B) such Indebtedness, if secured, is only secured as permitted by clause (xii) of the definition of Permitted Liens (a “Permitted Secured Letter of Credit Facility”);

(ix)                              [reserved];

(x)                                 Indebtedness or other obligations of the Borrower and its Subsidiaries in respect of any capital lease (as determined in accordance with GAAP) or Indebtedness of the Borrower and its Subsidiaries secured by Purchase Money Security Interests so long as the aggregate amount for the Borrower and its Subsidiaries of all Indebtedness and other obligations permitted by this clause (x) shall not exceed, at any time outstanding $100,000,000;

(xi)                              [reserved];

(xii)                           subject to Section 8.02(n)(vi) and Section 8.02(q), Indebtedness of any Bonding Subsidiary payable to the Borrower;

(xiii)                        Indebtedness of the Securitization Subsidiaries in Permitted Receivables Financings in an amount, when combined with the aggregate amount of Indebtedness permitted pursuant to Section 8.02(a)(viii), not to exceed $250,000,000 in the aggregate;

(xiv)                       [reserved];

(xv)                          Indebtedness secured by Liens permitted by clause (xiv) of the definition of Permitted Liens;

(xvi)                       Guaranties in respect of Indebtedness otherwise permitted hereunder;

(xvii)                    Indebtedness relating to the financing of insurance policy premiums;

(xviii)                 [reserved]; and

(xix)                       Indebtedness of Foreign Subsidiaries which, when combined with the aggregate amount of Investments permitted pursuant Section 8.02(n)(xxi), does not exceed $15,000,000 at any one time.

(b)                                 Liens; Guaranties.  The Borrower shall not, and shall not permit any of its Subsidiaries to, (i) at any time create, incur, assume or suffer to exist any Lien on any of its respective property or assets, tangible or intangible, now owned or hereafter acquired, except, Permitted Liens, and (ii) at any time, directly or indirectly, enter into any agreement, that prohibits or restricts the Borrower’s or its Subsidiaries’ ability to grant a security interest or Lien on any of the Collateral to the Agent or the Lenders in connection with this Agreement or any other Loan Document (as such Agreement or Loan Documents may be amended, restated, modified or supplemented) or the Orders, other than agreements relating to Permitted Receivables Financing.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guaranty, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for (i) Guaranties of the Loan Parties or their Subsidiaries permitted hereunder, including pursuant to Section 8.02(a) and Section 8.02(n), (ii) any Guaranty by any Loan Party of representations, warranties, performance covenants, or indemnities arising in connection with any sale or other disposition of assets of any Loan Party permitted by this Agreement, (iii) any existing Guaranty that is set forth on Schedule 8.02(b) and (iv) endorsements of negotiable or other instruments for deposit or collection in the ordinary course of business.

(c)                                  Liquidations, Mergers, Consolidations, Acquisitions.  The Borrower shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind up its affairs, or consummate any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that:

(i)                                     (A) any Loan Party, other than the Borrower, may consolidate or merge into the Borrower or any other Loan Party and the security interest granted by the Borrower pursuant to the Orders and the Collateral Documents shall remain in full force and effect, (B) any Non-Guarantor Subsidiary may consolidate or merge into any other Non-Guarantor Subsidiary, (C) any Non-Guarantor Subsidiary may consolidate or merge into any Loan Party, so long as such Loan Party survives such merger or consolidation and the security interest granted by the Borrower pursuant to the Orders and the Collateral Documents shall remain in full force and effect, and (D) any transaction otherwise permitted by Section 8.02(d) and Section 8.02(n) shall be permitted under this Section 8.02(c);

(ii)                                  [reserved];

(iii)                               [reserved];

(iv)                              a Securitization Subsidiary may dissolve, liquidate or wind-up its affairs or become a party to any merger or consolidation; and

(v)                                 any Subsidiary of the Borrower that holds only de minimis assets and is not conducting any material business may dissolve or otherwise wind up its affairs.

(d)                                 Dispositions of Assets or Subsidiaries.  The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon, securitize or enter into a securitization transaction, or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment, general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of the Borrower), except:

(i)                                     (A) transactions involving the sale of inventory in the ordinary course of business, (B) any sale, transfer, lease, sublease or license of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party’s business or the grant in the ordinary course of business of any non-exclusive easements, permits, licenses, rights of way, surface leases or other surface rights or interests, (C) any sale of accounts arising from the export outside of the U.S. of goods or services by any Loan Party, provided that at the time of any such sale, no Event of Default or Potential Default shall exist or shall result from such sale after giving effect thereto, (D) any lease, sublease or license of assets (with a Loan Party as the lessor, sublessor or licensor) in the ordinary course of business, provided that the interests of the Loan Parties in any such lease, sublease or license are subject to the Lenders’ Prior Security Interest, and (E) transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Official Body or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;

(ii)                                  any sale, transfer or lease of assets by any Subsidiary of the Borrower which is a Guarantor to any other Loan Party or any sale, transfer or lease of assets by any Non-Guarantor Subsidiary to any Loan Party or any other Non-Guarantor Subsidiary;

(iii)                               [reserved];

(iv)                              any purchase or sale or other transfer (including by capital contribution) of Receivables Assets pursuant to a Permitted Receivables Financing;

(v)                                 any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (iv) above or pursuant to clause (vi) below, provided that with respect to all such sales, transfer or lease of assets, pursuant to this Section 8.02(d)(v): (A) at the time of any such disposition, no Event of Default shall exist or shall result from such disposition, (B) such sale, transfer or lease shall be for fair market value, (C) the consideration to be paid to the Borrower and its Subsidiaries as permitted by this clause (v) shall consist of cash in an amount that is not less than 85% of such consideration; provided, however, for purposes of this clause (C), the following will be deemed to be cash: (1) any reclamation and other liabilities arising under applicable Permits, applicable workers’ compensation acts and the federal black lung laws and other liabilities associated with the applicable employees, in each case that are assumed by the transferee with respect to the applicable sale, transfer or lease pursuant to a customary assumption or similar agreement and (2) any letters of credit with respect to the reimbursement of which the Borrower or its Subsidiaries are obligated, to the extent such letters of credit relate to the assets or business subject to such sale, transfer or lease and are cancelled no later than 60 days following such sale, transfer or lease and for which the transferee with respect to the applicable sale, transfer or lease has guaranteed or indemnified the reimbursement of any drawing thereunder on customary terms, (D) if the consideration to be paid to the Borrower and its Subsidiaries per any such sale, transfer or lease exceeds $50,000,000, the Borrower shall have delivered to the Agent a certificate indicating compliance with the requirements of this Section 8.02(d)(v) prior to consummating such sale or transfer, (E) the Net Cash Proceeds for all such sales, transfers or leases, in excess of $50,000,000, in the aggregate, are applied as a mandatory prepayment of the Loans in accordance with and to the extent required under, the provisions of Section 5.06(b)(i) above and (F) no individual sale, transfer or lease (or series of related sales, transfers or leases) shall result in Net Cash Proceeds in excess of $7,500,000;

(vi)                              any sale, transfer, lease or disposition of assets as part of an Investment which is either (y) an Investment in a Permitted Joint Venture which is permitted by clause (1) of Section 8.02(f), or (z) an Investment permitted by Section 8.02(n);

(vii)                           any transactions otherwise permitted by Section 8.02(c) or Section 8.02(i);

(viii)                        sales, transfers or other dispositions of assets pursuant to any order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Agent (with the consent of the Required Lenders), permitting de minimis asset dispositions without further order of the Bankruptcy Court; and

(ix)                              those sales, transfers or other dispositions set forth on Schedule 8.02(d).

(e)                                  Affiliate Transactions.  The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction (including purchasing property or services from or selling property or services to) with any Affiliate of the Borrower unless (1) such transaction is not otherwise prohibited by this Agreement and (2) such transaction is either (a) entered into upon fair and reasonable arm’s-length terms and conditions or (b) would be entered into by a prudent Person in the position of such Loan Party; provided, however that: (i) [reserved], (ii) Section 8.02(e) shall not prohibit any dividend or distribution which is not otherwise prohibited by this Agreement, (iii) this Section 8.02(e) shall not prohibit any transaction described on Schedule 8.02(e) (including any modification, extension or renewal thereof on terms no less favorable to the parties thereto than the terms of such transaction as described on such Schedule) which is not otherwise prohibited by this Agreement, and (iv) this

Section 8.02(e) shall not prohibit any transaction provided for in, or in connection with, a Permitted Receivables Financing.

(f)                                   Subsidiaries, Partnerships and Joint Ventures.  The Borrower shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (i) Non-Guarantor Subsidiaries, including any Securitization Subsidiary which is the subject of clause (iii) below) which are not Significant Subsidiaries, (ii) any Significant Subsidiary which has complied with Section 8.01(l), and (iii) any Securitization Subsidiary whose equity interests are pledged to the Agent for the benefit of the Lenders (with the Pledge Agreement therefor to be in form and substance satisfactory to the Agent (with the consent of the Required Lenders)) and which has otherwise complied with Section 8.01(l); provided, however, notwithstanding the foregoing, to the extent that any Subsidiary of the Borrower provides a guaranty under any Existing Debt Documents, such Subsidiary shall be required to join as a Guarantor under this Agreement.

Neither the Borrower nor any Subsidiary of the Borrower shall become or agree to become a joint venturer or hold a joint venture interest in any joint venture:

(1)                                 except that the Loan Parties may make an Investment in a Permitted Joint Venture, so long as the Borrower and its Subsidiaries at all times are in compliance with all requirements of the following clauses (A) through (H) or to the extent otherwise permitted under Section 8.02(n):

(A)                               the Permitted Joint Venture is either a corporation, limited liability company, trust, or a limited partnership or another form of an entity or arrangement that permits the Borrower and its Subsidiaries to limit their liability, as a matter of Law, for the obligations of the Permitted Joint Venture;

(B)                               the Investment made in a Permitted Joint Venture permitted under clause(1)(A) immediately above is either (y) of the type described in clauses (i), (ii) or (iv) of the definition of Investment, or (z) of the type described in clauses (iii) or (v) of the definition of Investment and, on the date such Investment is made, the amount of the Guaranty or other obligation, as the case may be, is reasonably estimable;

(C)                               other than the amount of an Investment permitted under clause (1)(B) immediately above of the type described in clause (iii) or clause (v) of the definition of Investment, there is no recourse to any Loan Party or any Subsidiary of any Loan Party for any Indebtedness or other liabilities or obligations (contingent or otherwise) of the Permitted Joint Venture;

(D)                               the aggregate consideration to be paid by the Loan Parties for all such Investments in Permitted Joint Ventures during the term of this Agreement shall not exceed $25,000,000;

(E)                                to the extent the Investment in any such Permitted Joint Venture exceeds $10,000,000, at least five (5) Business Days prior to making any Investment in a Permitted Joint Venture which is otherwise permitted by this clause (1) of this Section 8.02(f), the Borrower shall have delivered to the Agent all material agreements, documents and instruments in connection with or related to such Investment;

(F)                                 [reserved];

(G)                               [reserved];

(H)                              no Potential Default or Event of Default shall exist immediately prior to and after giving effect to each Investment in a Permitted Joint Venture which is otherwise permitted by this clause (1) of this Section 8.02(f);

(g)                                  Continuation of or Change in Business.  The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the business of the Loan Parties and their Subsidiaries, substantially as conducted and operated by the Loan Parties and their Subsidiaries, taken as a whole, as of the Effective Date or business that supports or is complimentary to such business, and the Loan Parties shall not permit any material change in the nature of such business.

(h)                                 Capital Expenditures.  The Borrower shall not, and shall not permit any of its Subsidiaries to, make any payments in the aggregate for the Borrower and its Subsidiaries for the period commencing on January 1, 2016 and ending on each date set forth below, on account of the purchase or lease of any assets which if purchased would constitute fixed assets or which if leased would constitute a capitalized lease (it being agreed for purpose of this Section 8.02(h) that the incurrence of a capitalized lease entered into after the Effective Date shall be deemed to be a payment in an amount equal to the principal amount of such capitalized lease) (each, a “Capital Expenditure”) in an amount exceeding the difference between: (i) the sum of (x) the cumulative budgeted amounts for each month set forth below under the heading “DIP Budget Amount” up to and including such fiscal month plus (y) the amount set forth under the heading “Cumulative CapEx Cushion” for such fiscal month minus (ii) the aggregate amount of Capital Expenditures made by the Borrower and its Subsidiaries during the period commencing on January 1, 2016 and ending on the last day of such fiscal month.  All such Capital Expenditures shall be made under usual and customary terms and in the ordinary course of business:

Fiscal Month End Date	DIP Budget Amount	Cumulative CapEx Cushion

January 31, 2016	$6,300,000	$10,000,000

February 29, 2016	$5,700,000	$10,000,000

March 31, 2016	$12,100,000	$10,000,000

April 30, 2016	$20,400,000	$11,125,000

May 31, 2016	$6,100,000	$12,650,000

June 30, 2016	$4,300,000	$13,725,000

July 31, 2016	$5,300,000	$15,050,000

August 31, 2016	$5,100,000	$16,325,000

September 30, 2016	$9,100,000	$18,600,000

October 31, 2016	$5,900,000	$20,075,000

November 30, 2016	$2,800,000	$20,775,000

December 31, 2016	$17,000,000	$25,025,000

January 31, 2017	$8,900,000	$27,250,000

(i)                                     Restricted Payments.  The Borrower shall not, and shall not permit any of its Subsidiaries to, declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of capital stock or other equity interests of the Borrower or any Subsidiary of the Borrower or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of the capital stock or other equity interests of the Borrower or any Subsidiary of the Borrower or set aside any amount for any such purposes, except that:

(i)                                     [reserved];

(ii)                                  [reserved];

(iii)                               any Subsidiary of the Borrower may declare and pay dividends or make any other distribution (by reduction of capital or otherwise) to, or repurchase its capital stock or equity interests from, the Borrower or any other Subsidiary of the Borrower (or, in the case of non- wholly owned Subsidiaries of the Borrower, to the Borrower or any other Subsidiary that is a direct or indirect parent of such non-wholly-owned Subsidiary and to each other owner of equity interests of such non-wholly owned Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or its applicable Subsidiary) based on their relative ownership interests);

(iv)                              [reserved];

(v)                                 dividends or other distributions payable solely in capital stock or equity interests.

(j)                                    Sanctions and Anti-Corruption; Use of Proceeds.  The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, except to the extent permitted for a Person required to comply with Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as lender, underwriter, advisor, investor, or otherwise).  No part of the proceeds of the Loans will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law.

(k)                                 Payment of Other Indebtedness.  Except pursuant to and simultaneous with the consummation of an Acceptable Reorganization Plan, prepay, redeem, purchase, defease, convert into cash or otherwise satisfy prior to the scheduled maturity in any manner (x) any Debt that is owed to a third party that is subordinated to the Obligations; or (y) any other Debt of the Debtors, except, in the case of this clause (y), for (i) the payment of the Obligations in accordance with the terms of this Agreement, (ii) the payment of any Debt that is secured on a senior basis to the Liens of the Agent and the Lenders against the Borrower or any other Loan Party hereunder or under any of the other Loan Documents and (iii) any payments and expenses provided for in orders of the Bankruptcy Court entered upon pleadings in form and substance satisfactory to the Agent.

(l)                                     No Restriction in Agreements on Dividends or Certain Loans.  Other than as pursuant to an order of the Bankruptcy Court or the Bankruptcy Code, the Borrower shall not, and shall not permit any of its Subsidiaries to, enter into or be bound by any agreement (i) which prohibits or restricts, in any manner the payment of dividends by any of its Subsidiaries (whether in cash, securities, property or otherwise), or (ii) which prohibits or restricts in any manner the making of any loan to the Borrower by any of its Subsidiaries, other than, in each case, (A) restrictions applicable to a Securitization Subsidiary in connection with a Permitted Receivables Financing, (B) restrictions imposed by any applicable law, rule or regulation (including applicable currency control laws and applicable state or provincial corporate statutes restricting the payment of dividends or any other distributions in certain circumstances) and (C) restrictions in effect under any Indebtedness outstanding on the Petition Date or any customary restrictions contained in documents governing any other Indebtedness permitted under Section 8.02(a).

(m)                             [Reserved].(n)

(n)                                 Loans and Investments.  The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time make any Investment (other than bonds required in the ordinary course of business of the Borrower, such as, and without limitation, surety bonds, royalty bonds or bonds securing performance by the Borrower or a Subsidiary of the Borrower under bonus bids), notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other Investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i)                                     trade credit extended on usual and customary terms in the ordinary course of business and stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Subsidiary in satisfaction of judgments;

(ii)                                  (A) Investments by the Borrower or any of its Subsidiaries in any Loan Party and (B) Investments by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary

(iii)                               (A) Permitted Investments and (B) any Investments arising in connection with any Hedging Transactions;

(iv)                              Investments in Permitted Joint Ventures as permitted by Section 8.02(f);

(v)                                 [reserved];

(vi)                              loans by the Borrower to any Bonding Subsidiary; provided, however that (x) prior to any loan being made to any Bonding Subsidiary, such loan shall be evidenced by a note, reasonably satisfactory to the Agent, and such note shall be pledged pursuant to the applicable Collateral Document to the Agent for the benefit of the Lenders, and (y) any loans by the Borrower to any Bonding Subsidiary shall in each and every case be subject to Section 8.02(q);

(vii)                           loans and advances permitted by Section 8.02(a);

(viii)                        other Investments, in connection with or related to the operations of the Borrower and its Subsidiaries, not exceeding the greater of $15,000,000 in any fiscal year of the Borrower;

(ix)                              Investments arising as a result of Permitted Receivables Financings;

(x)                                 [reserved];

(xi)                              [reserved];

(xii)                           [reserved];

(xiii)                        [reserved];

(xiv)                       Investments by Borrower of the type described in clause (i) of the definition of Investment in any Bonding Subsidiary

(xv)                          any transaction which is an Investment permitted by Section 8.02(i), Section 8.02(c), Section 8.02(d) (including, without limitation, Investments arising out of the receipt by Borrower or any Subsidiary of noncash consideration for the sale of assets permitted thereunder) or Section 8.02(s);

(xvi)                       any guaranty which is permitted under Section 8.02(b);

(xvii)                    [reserved];

(xviii)                 payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and (b) loans or advances to employees made in the ordinary course of business, provided that such loans and advances to all such employees do not exceed an aggregate amount of $5,000,000 outstanding at any time;

(xix)                       Investments existing as of the Effective Date and set forth on Schedule 8.02(n), and extensions, renewals, modifications, restatements or replacements thereof; provided that no such extension, renewal, modification, restatement or replacement shall increase the amount of the original loan, advance or investment, except by an amount equal to any premium or other reasonable amount paid in respect of the underlying obligations and fees and expenses incurred in connection with such extension, renewal, modification, restatement or replacement;

(xx)                          to the extent constituting an Investment, the repurchase, repayment, defeasance or retirement of any Indebtedness of the Borrower or any Subsidiary to the extent such repurchase, prepayment or retirement is expressly permitted hereunder; and

(xxi)                       Investments by the Borrower and the Guarantors in Foreign Subsidiaries, which, when combined with the aggregate amount of Indebtedness permitted pursuant Section 8.02(a)(xix), does not exceed $15,000,000 at any time.

(o)                                 [Reserved].

(p)                                 Changes in Organizational Documents.  Except pursuant to and simultaneous with the consummation of an Acceptable Reorganization Plan, the Borrower shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without providing at least ten (10) calendar days’ prior written notice to the Agent and the Lenders and, in the event such change would be materially adverse to the Lenders as reasonably determined by the Agent or Required Lenders, obtaining the prior written consent of the Required Lenders; provided, however, that this Section 8.02(p) shall not require the consent of the Required Lenders to any such change to the limited liability company agreement or other organizational documents of any Securitization Subsidiary made to facilitate any Permitted Receivables Financing.

(q)                                 Transactions With Respect to the Bonding Subsidiaries.

(i)                                     [reserved].

(ii)                                  Except as otherwise expressly permitted under this Agreement, the Borrower shall not permit any Bonding Subsidiary to (x) own any assets other than a leasehold interest, as lessee, in a coal lease where the lessor is a Person that is not an Affiliate of the Borrower and cash and marketable securities necessary to assure either the lessor of such leasehold interest of the performance of all obligations by such Bonding Subsidiary thereunder or to assure the provider of surety bonds described in the following clause (y) that such Bonding Subsidiary is able to perform its obligations to such provider under the described surety bonds; and (y) incur any indebtedness or other obligation or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) except those to the lessor of the coal lease owned by such Bonding Subsidiary and those in favor of the provider of the surety bonds which provide payment assurances to such lessor under the coal lease owned by such Bonding Subsidiary related to the cost of acquiring such leasehold interest, the bonus bid and royalty payments thereunder and the costs and expenses incidental to such lease; provided, however that in lieu of any surety bond described in the preceding clause (ii) such Bonding Subsidiary may request that the Borrower obtain a letter of credit on behalf of such Bonding Subsidiary and such Bonding Subsidiary may incur reimbursement obligations in connection therewith.

(r)                                    Hedging Transactions.  The Borrower shall not, and shall not permit any of its Subsidiaries to enter into any Hedging Transaction other than in the ordinary course of their business operations for non-speculative hedging purposes.

(s)                                   Minimum Liquidity. The Borrower shall not permit Liquidity to be less than $575,000,000 (or $300,000,000 at any time prior to the entry of the Final Order) as of the close of business on the last Business Day of each month.

Section 8.03.                          Reporting Requirements.  The Borrower covenants and agrees that until payment in full of the Loans and interest thereon, satisfaction of all of the Loan Parties’ other Obligations hereunder and under the other Loan Documents (other than indemnification and other contingent obligations not yet due and owing) and termination of the Commitments, the Borrower will furnish or cause to be furnished to the Agent, for delivery to each of the Lenders:

(a)                                 Interim Financial Statements.

(i)                                     Within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year (or such earlier date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), financial statements of the Borrower and its Subsidiaries, consisting of a consolidated balance sheet as of the end of such fiscal quarter, related consolidated statements of income and stockholders’ equity and related consolidated statement of cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President, Treasurer or Chief Financial Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The Borrower will be deemed to have complied with the delivery requirements with respect to the consolidated financial statements required to be delivered under this Section 8.03(a) if within forty-five (45) days after the end of its fiscal quarter (or such earlier date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), the Borrower delivers to the Agent (for delivery to each of the Lenders) a copy of the Borrower’s Form 10-Q as filed with the SEC and the financial statements contained therein meet the requirements described in this Section; and

(ii)                                  within thirty (30) days after the end of each fiscal month (and with respect to the last fiscal month of each fiscal quarter, 45 days after the end of such month (but 60 days with respect to the month of December)), the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such month and related statements of operations and cash flows of the Borrower and its Subsidiaries for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, certified by the Chief Executive Officer, President, Treasurer or Chief Financial Officer of the Borrower as (A) having been prepared in accordance with GAAP and (B) presenting fairly and accurately the consolidated financial condition and results of operations and cash flows of the Borrower and the Subsidiaries as of the dates and for the periods to which they relate, subject, in the case of clauses (A) and (B), to the absence of footnotes and to normal year-end audit adjustments.

(b)                                 Annual Financial Statements.  Within ninety (90) days after the end of each fiscal year of the Borrower (or such earlier date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), financial statements of the Borrower and its Subsidiaries consisting of a consolidated balance sheet as of the end of such fiscal year, related consolidated statements of income and stockholders’ equity and related consolidated statement of cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified, in the case of the consolidated financial statements, by independent certified public accountants of nationally recognized standing reasonably satisfactory to the Agent (it being understood and agreed that Ernst & Young LLP is reasonably satisfactory). The certificate or report of accountants shall be free of qualifications (other than (x) any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur and (y) a “going concern qualification” with respect to the Cases) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents. The Borrower will be deemed to have complied with the delivery requirements with respect to the consolidated financial statements required to be delivered under this Section 8.03(b) if within ninety (90) days after the end of its fiscal year (or such earlier date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), the Borrower delivers to the Agent (for delivery to each of the Lenders) a copy of the Borrower’s Annual Report and Form 10-K as filed with the SEC and the financial statements and certification of public accountants contained therein meet the requirements described in this Section.

(c)                                  Certificate of the Borrower.  Concurrently with any delivery of financial statements under Section 8.03(a)(ii), a certificate of the Borrower signed by the Chief Executive Officer, President, Treasurer or Chief Financial Officer of the Borrower (a “Compliance Certificate”), substantially in the form of Exhibit 8.03(c): (i) containing a list of each Significant Subsidiary and each Non-Guarantor Subsidiary, other than those set forth on Schedule 6.2, (ii) confirming that each Significant Subsidiary has joined the Loan Documents in accordance with the requirements of Section 8.01(l), and (iii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with Section 8.02(h) and Section 8.02(s).

(d)                                 SEC Website.  Reports required to be delivered pursuant to Sections 8.03(a)(i) and 8.03(b) above shall be deemed to have been delivered on the date on which such report is posted on the SEC’s website at www.sec.gov, and such posting shall be deemed to satisfy the reporting requirements of Sections 8.03(a)(i) and 8.03(b).

(e)                                  Notices.  Written notice to the Agent for distribution to the Lenders:

(i)                                     promptly after any Responsible Officer of the Borrower has learned of the occurrence of any Potential Default or Event of Default; and

(ii)                                  promptly after any Responsible Officer of the Borrower has learned of any event which would reasonably be expected to result in a Material Adverse Change.

(f)                                   Certain Events.  Written notice to the Agent for distribution to the Lenders:

(i)                                     as required by Section 8.02(c), with respect to any proposed acquisition of assets pursuant to such Section;

(ii)                                  of the occurrence of any event for which the Borrower is required to make a mandatory prepayment pursuant to Section 5.06(b);

(iii)                               within the time limits set forth in Section 8.02(p), any material amendment to the organizational documents of any Loan Party (for purposes of the foregoing, it shall be deemed material for, among other things, any amendment to affect the name of the entity, its state of formation or its outstanding equity interests or the transferability thereof) and also within such time limits of the other notices required by such Section; and

(iv)                              of any material change in accounting policies or financial reporting practices by any Loan Party.

(g)                                  [Reserved].

(h)                                 Other Reports and Information.

(i)                                     Any reports, notices or proxy statements generally distributed by the Borrower to its stockholders on a date no later than the date supplied to such stockholders and regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower or any other Loan Party with the Securities and Exchange Commission, provided that the foregoing reports shall be deemed to have been delivered on the date on which such report is posted on the SEC’s web site at www.sec.gov, and such posting shall be deemed to satisfy this reporting requirement,

(ii)                                  Promptly upon their becoming available to the Borrower, a copy of any material order in any material proceeding to which the Borrower or any other Loan Party is a party issued by any Official Body,

(iii)                               [reserved],

(iv)                              All pleadings, motions and other documents directly related to the Loans or the Loan Documents, any Reorganization Plan and/or any disclosure statement related thereto by the earlier of (i) two Business Days prior to being filed (and if impracticable, then promptly after being filed) on behalf of the Borrower or any other Loan Party with the Bankruptcy Court, or (ii) at the same time as such documents are provided by the Borrower or any other Loan Party to the Committee or the U.S. Trustee, it being agreed that the Borrower shall be deemed in compliance with this covenant if it uses good faith efforts to comply; provided, however that the Borrower shall not be required to deliver any such pleading, motion or other document to the extent it is accessible on the electronic docket maintained for the Cases; provided, further that this clause (iv) shall not require delivery of any sealed documents or unredacted versions of documents for which the Borrower or any other Loan Party is seeking or intends to seek sealed treatment, but shall instead require delivery of reasonably complete summaries of the content of any such sealed documents and redacted versions of any such documents for which sealed treatment is sought or intended to be sought (excluding any content sought or intended to be sought to be sealed or redacted),

(v)                                 On the last Wednesday of each month, an updated 13-Week Projection in substantially the form attached hereto as Exhibit A,

(vi)                              Weekly, on Thursday of every calendar week, commencing on January 21, 2016, a 13-Week Projection Variance Report, and

(vii)                           Promptly upon request, such other reports and information as any of the Lenders may from time to time reasonably request.

(i)                                     Platform.  The Borrower hereby acknowledges that (i) the Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 13.10); (y) all Borrower Materials marked “PUBLIC”“ are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agent shall be entitled to treat any Borrower Materials that are not marked ‘PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

ARTICLE 9
DEFAULT

Section 9.01.                          Events of Default.  An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

(a)                                 Payments Under Loan Documents.  The Borrower shall fail to pay (i) any principal of any Loan (including scheduled installments, mandatory prepayments, or the payment due at maturity) when due hereunder within one (1) Business Day after such amount becomes due or (ii) any interest on any Loan or any other amount owing hereunder or under the other Loan Documents within three (3) Business Days after such interest or other amount becomes due in accordance with the terms hereof or thereof.

(b)                                 Breach of Warranty.  Any representation or warranty made at any time by the Borrower herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or incorrect in any material respect as of the time it was made or furnished.

(c)                                  Breach of Negative Covenants, Certain Other Covenants or Visitation Rights.  Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.01(a), Section 8.01(e), Section 8.01(i), Section 8.01(j), Section 8.01(o), Section 8.01(p), Section 8.02, Section 8.03(e)(i), Section 8.03(h)(iv), Section 8.03(h)(v) or Section 8.03(h)(vi).

(d)                                 [Reserved].

(e)                                  Breach of Other Covenants.

(i)                                     Any of the Loan Parties shall fail to timely perform the covenants set forth in Section 8.03(a), Section 8.03(b) or Section 8.03(c) and such default shall continue unremedied for a period of fifteen (15) days after any senior officer of any Loan Party becomes aware of the occurrence thereof.

(ii)                                  Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days after any officer of any Loan Party becomes aware of the occurrence thereof.

(f)                                   Defaults in Other Agreements or Indebtedness; Bonding Matters.

(i)                                     A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any Indebtedness under which any Loan Party or Subsidiary of any Loan Party (other than any Non-Guarantor Subsidiary) may be obligated as a borrower, guarantor, counterparty or other party in excess of $25,000,000 in the aggregate, and such default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness or other obligation when due (whether at stated maturity, by acceleration or otherwise) or if such default or event of default permits or causes (or with the giving of notice would permit or cause) the acceleration of any indebtedness or other obligation (whether or not such right shall have been waived) or the termination of any commitment to lend in amount in excess of $25,000,000; provided that this clause (i) shall not relate to any Indebtedness outstanding hereunder or to any Indebtedness of any Debtor that was incurred prior to the Petition Date (or, if later, the date on which such Person became a Debtor).

(ii)                                  One or more surety, reclamation or similar bonds securing obligations of the Borrower or any Subsidiary of the Borrower (or any required guaranties thereof or required letters of credit with respect thereto) with an aggregate face amount of $25,000,000 or more shall be actually terminated, suspended or revoked prior to the full and complete satisfaction or discharge of such obligations by the Borrower or any Subsidiary of the Borrower and not replaced within 30 days of such termination, suspension or revocation; provided that the Borrower or any Subsidiary shall be permitted to replace such surety bonds with self-bonding obligations to the extent permitted by any Person to which satisfaction of the obligations secured by such bonds are owed prior to full satisfaction of the obligations secured by such bonds; provided that this clause (ii) shall not relate to any surety, reclamation or similar bonds outstanding on the Petition Date (or, if later, the date on which such Person became a Debtor).

(g)                                  Judgments or Orders.  Any judgments or orders (including with respect to any Environmental Health and Safety Claims, Environmental Health and Safety Complaints, or Environmental Health and Safety Orders) for the payment of money in excess of $25,000,000 in the aggregate shall be entered against any Loan Party or any Subsidiary of any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of sixty (60) days from the date of entry; provided, however, that any such judgment or order shall not be an Event of Default under this Section 9.01(g) (i)if and for so long as the amount of such judgment or order in excess of $25,000,000 is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof or (ii) if, with respect to any Debtor, such case or judgment arose pre-petition.

(h)                                 Loan Document Unenforceable.  Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against any Loan Party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

(i)                                     Uninsured Losses; Proceedings Against Assets.  There shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral in excess of $25,000,000 or the Collateral (it being understood that the amount of deductibles payable in connection with such claim shall not be included in such threshold) or the Collateral or any other of the Loan Parties’ or any of their Subsidiaries’ assets in excess of $25,000,000 in the aggregate are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;

(j)                                    [Reserved];

(k)                                 [Reserved].

(l)                                     Events Relating to Plans and Benefit Arrangements.  Any of the following occurs, in each case, which individually or in the aggregate, could reasonably be expected to have a Material Adverse Change: (i) any Reportable Event, which could reasonably be expected to constitute grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan or (iv) the Borrower or any member of the ERISA Group shall fail to make any contributions when due to a Plan or a Multiemployer Plan.

(m)                             [Reserved];

(n)                                 Change of Control.  (i) Any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) 35% or more of the voting capital stock of the Borrower; or (ii) within a period of twelve (12) consecutive calendar months, individuals who (1) were directors of the Borrower on the first day of such period, (2) were nominated for election by the Borrower, or (3) were approved for appointment by the Board shall cease to constitute a majority of the board of directors of the Borrower;

(o)                                 Involuntary Proceedings.  Except as would not reasonably be expected to result in a Material Adverse Change, a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Subsidiary that is not a Debtor (any such Subsidiary, an “Applicable Subsidiary”) in an involuntary case under any applicable Debtor Relief Law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of such Applicable Subsidiary for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding;

(p)                                 Voluntary Proceedings.  Except as would not reasonably be expected to result in a Material Adverse Change or in connection with a case to be jointly administered with the Cases, any Applicable Subsidiary shall commence a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

(q)                                 Cases.

(i)                                     Any of the Cases of the Debtors shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or any Debtors shall file a motion or other pleading seeking the dismissal of any of the Cases of the Debtors under Section 1112 of the Bankruptcy Code or otherwise without the consent of the Required Lenders or (ii) a trustee under Chapter 11 of the Bankruptcy Code or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed in any of the Cases of the Debtors and the order appointing such trustee or examiner shall not be reversed or vacated within thirty (30) days after the entry thereof unless consented to by the Required Lenders.

(ii)                                  An application shall be filed by any Debtor for the approval of any other Superpriority Claim, or an order of the Bankruptcy Court shall be entered granting any other Superpriority Claim (other than with respect to the Fees Carve-Out and the Bonding Carve-Out and any superpriority claim owed by any Debtor in connection with a Permitted Receivables Financing), in any of the Cases that is pari passu with or senior to the claims of the Agent and the Lenders against the Borrower or any other Loan Party hereunder or under any of the other Loan Documents, or there shall arise or otherwise be granted any such pari passu or senior Superpriority Claim, in each case other than Superpriority Claims in respect of customary representations, warranties, covenants and indemnities owed by any Debtor in connection with a Permitted Receivables Financing, including obligations to the administrator, the securitization purchasers or any Securitization Subsidiary.

(iii)                               The Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to (A) permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of any of the Debtors which have a value in excess of $25,000,000 in the aggregate or (B) permit other actions that would result in a Material Adverse Change on the Debtors or their estates (taken as a whole).

(iv)                              (A) an order of the Bankruptcy Court shall be entered reversing, amending, supplementing, staying for a period of seven (7) days or more, vacating or otherwise amending, supplementing or modifying the Interim Order or the Final Order, or the Borrower or any Subsidiary of the Borrower shall apply for the authority to do so, in each case in a manner that is adverse to the Agent or the Lenders, without the prior written consent of the Agent and the Required Lenders; (B) an order of the Bankruptcy Court shall be entered denying or terminating use of Cash Collateral by the Loan Parties and the Loan Parties shall have not obtained use of Cash Collateral pursuant to an order consented to by, and in form and substance reasonably acceptable to, the Agent (with the consent of the Required Lenders); (C) the Interim Order (prior to the entry of the Final Order) or Final Order (at all times thereafter) shall cease to create a valid and perfected Lien on the Collateral or to be in full force and effect; (D) an order shall have been entered by the Bankruptcy Court modifying the adequate protection obligations granted in any Order without the prior written consent of the Agent and the Required Lenders, (E) an order shall have been entered by the Bankruptcy Court avoiding or requiring disgorgement by the Agent or any of the Lenders of any amounts received in respect of the Obligations, (F) any Loan Party shall file a motion or other request with the Bankruptcy Court seeking any financing under Section 364(d) of the Bankruptcy Code secured by any of the Collateral that does not provide for Payment in Full, (G) any of the Loan Parties or any Subsidiary of the Borrower shall fail to comply with the Orders in any material respect; or (H) other than with respect to the Fees Carve-Out and the Bonding Carve-Out, a final non-appealable order in the Cases shall be entered charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Lenders.

(v)                                 Except as permitted by the Orders or as otherwise agreed to by the Agent and the Required Lenders, any Debtor shall make any Pre-Petition Payment other than Pre-Petition Payments authorized by the Bankruptcy Court in accordance with the “first day” orders of the Bankruptcy Court or any other order of the Bankruptcy Court.

(vi)                              A Reorganization Plan that is not an Acceptable Reorganization Plan shall be (i) confirmed by any Person or (ii) confirmed or filed by any Loan Party in any of the Cases of the Debtors, or any order shall be entered which dismisses any of the Cases of the Debtors and which order does not provide for termination of the Commitments and Payment in Full in cash of the Obligations under the Loan Documents and continuation of the Liens with respect thereto until the effectiveness thereof (other than contingent indemnification obligations not yet due and payable), or any of the Debtors shall seek confirmation of any such plan or entry of any such order.

(vii)                           Any Loan Party or other Significant Subsidiary shall take any action in support of any matter set forth in paragraphs (i)-(vi) above or in support of any filing by any Person of a Reorganization Plan that is not an Acceptable Reorganization Plan or any other Person shall do so and such application is not contested in good faith by the Loan Parties and the relief requested is granted in an order that is not stayed pending appeal, in each case unless the Agent (with the consent of the Required Lenders) consents to such action.

(viii)                        Any of the Loan Parties shall seek to, or shall support (whether by way of motion or other pleadings filed with the Bankruptcy Court or any other writing executed by any Loan Party or by oral argument) any other Person’s motion to, (1) disallow in whole or in part any of the Obligations arising under this Agreement or any other Loan Document, (2) disallow in whole or in part any of the Indebtedness owed by the Loan Parties under the Existing Credit Agreement or any related document, (3) challenge the validity and enforceability of the Liens or security interests granted under any of the Loan

Documents or in any Order in favor of the Agent, or (4) challenge the validity and enforceability of the Liens or security interests granted under the Existing Credit Agreement and related documents or in any Order in favor of the Existing Credit Agreement Agent or Existing Credit Agreement Lenders.

(ix)                              Except as expressly permitted pursuant to this Agreement, any Material Lease is terminated by the lessor of such material Leased Real Property and such termination is not (i) being contested in good faith by appropriate proceedings diligently conducted, or (ii) stayed in its effectiveness by the Bankruptcy Code by virtue of the commencement of the Cases or by the Bankruptcy Court, except in each case as would not, individually or in the aggregate, be materially adverse to the interest of the Lenders.

(x)                                 a material breach by any of the Debtors of any provision of the Restructuring Support Agreement that results in the termination thereof.

Section 9.02.                          Consequences of Event of Default.  (a) Events of Default.  Subject to the terms and conditions set forth in the Interim Order and, once entered, the Final Order, if an Event of Default shall occur and be continuing, the Lenders shall be under no further obligation to make Term Loans and the Agent, with the consent of the Required Lenders may, and upon the request of the Required Lenders, shall, by written notice to the Borrower, take one or more of the following actions: (i) terminate the Commitments and thereupon the Commitments shall be terminated and of no further force and effect, (ii) declare the unpaid principal amount of the Term Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, (iii) exercise rights and remedies in respect of the Collateral in accordance with Section 11 of each Security Agreement and/or the comparable provisions of any other Collateral Document; (iv) require any Loan Party to promptly complete, pursuant to Section 363 and 365 of the Bankruptcy Code, subject to the rights of the Agent and the Lenders to credit bid, a disposition with respect to its leased Real Property or any portion thereof in one or more parcels at public or private sales, at any of the Agent’s offices or elsewhere, for cash, at such time or times and at such price or prices and upon such other terms as the Agent may deem commercially reasonable, or (v) exercise any of its rights with respect to Real Property Leases under Section 11.01;

provided that with respect to the enforcement of Liens or other remedies with respect to the Collateral of the Loan Parties under the preceding clause (iii), the Agent shall provide the Borrower (with a copy to counsel for the Creditors’ Committee in the Cases and to the United States Trustee for the District of Missouri Eastern Division) with five (5) Business Days’ written notice prior to taking the action contemplated thereby; in any hearing after the giving of the aforementioned notice, the only issue that may be raised by any party in opposition thereto being whether, in fact, an Event of Default has occurred and is continuing.

(b)                                 [Reserved].

(c)                                  Set-off.  Subject to the Orders, if an Event of Default shall have occurred and be continuing, each Lender and its Affiliates which has agreed in writing to be bound by the provisions of Section 5.03 is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or Affiliate, irrespective of whether or not such Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender agrees to notify the Borrower and the Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(d)                                 Suits, Actions, Proceedings.  If an Event of Default shall occur and be continuing and if the Agent or the Required Lenders shall have accelerated the maturity of the Term Loans pursuant to any of the foregoing provisions of this Section 9.02, then the Agent or any Lender, if owed any amount with respect to such Term Loans, may, to the extent permitted by Law, proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agent or the Lenders; and

(e)                                  Application of Proceeds.  From and after the date on which the Agent has taken any action pursuant to this Section 9.02 and until all Obligations of the Loan Parties under the Loan Documents (other than indemnification or other contingent obligations for which no amount is due and owing) have been paid in full, any and all proceeds received by the Agent from the sale or other disposition of the Collateral, or any part thereof, or the exercise of any remedy by the Agent or any Lender from the exercise of any remedy by the Agent or any Lender shall be applied as follows:

(i)                                     first, to ratably reimburse the Agent and the Lenders for all costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Agent or the Lenders in connection with realizing on the Collateral or collection of any Obligations of any of the Loan Parties under any of the Loan Documents, including advances made by the Lenders or any one of them or the Agent for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the Collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;

(ii)           second, to the ratable repayment of all Obligations then due and unpaid of the Loan Parties to the Lenders incurred under this Agreement or any of the other Loan Documents, whether of principal, interest, fees, expenses or otherwise; and

(iii)          the balance, if any, to the Borrower or as required by Law.

(f)            Other Rights and Remedies.  In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents (including the Mortgages), the Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law. The Agent may, and upon the request of the Required Lenders shall, exercise all post-default rights granted to the Agent and the Lenders under the Loan Documents or applicable Law.

(g)           Notice of Sale.  Any notice required to be given by the Agent of a sale, lease, or other disposition of the Collateral or any other intended action by the Agent, if given ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to the Borrower and each other Loan Party.

ARTICLE 10

THE AGENT

Section 10.01.      Appointment and Authority.  Each of the Lenders hereby irrevocably appoints the Agent to act on its behalf as the administrative agent and collateral agent hereunder and under the other Loan Documents and authorizes the Agent in such capacities  to take such actions on its behalf and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Concurrently herewith, each Lender directs Agent, in each of its capacities, and Agent, in each if its capacities, is authorized to enter into the Loan Documents and any other related agreements, including the No Proceedings Letter, in the forms presented to the Agent.  The provisions of this Article 10 are solely for the benefit of the Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.02.      Rights as a Lender.  If applicable, the Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.03.      Exculpatory Provisions.

(a)           The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i)            shall not be subject to any fiduciary or other implied duties, covenants, functions, obligations, responsibilities or liabilities, regardless of whether a Default has occurred and is continuing;

(ii)           shall not have any duty to take any discretionary action or exercise any discretionary powers, including in each case, without limitation, any expression of approval or satisfaction or any delivery of a Fees Carve-Out Trigger Notice pursuant to and as defined in the Orders, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) and in the absence of such direction or consent may refrain from taking any such discretionary actions or exercising any such discretionary power, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b)           The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of (or non-objection by) the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 13.01 and 9.02), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

(c)           The Agent and each of its officers, directors, employees, advisors, agents, attorneys-in-fact and affiliates shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report, statement or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the value, validity, enforceability, effectiveness, sufficiency or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or for the failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder, or (v) the satisfaction of any condition set forth in Article 7 or elsewhere herein.

(d)           No provision of this Agreement or any related document shall require the Agent to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have grounds to believe that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(e)           In no event shall the Agent be responsible or liable for special, indirect, exemplary, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit).

(f)            The Agent shall not be liable for failing to comply with its obligations under this Agreement in so far as the performance of such obligations is dependent upon the timely receipt of instructions and/or other information from any other person which are not received or not received by the time required.

(g)           The Agent shall not be required to take any action under this Agreement or any related document if taking such action (i) would subject the Agent to a tax in any jurisdiction where it is not then subject to a tax, or (ii) would require the Agent to qualify to do business in any jurisdiction where it is not then so qualified.

(h)           The Agent shall not have any duty or responsibility in respect of (i) any recording, filing, or depositing of this Agreement or any other agreement or instrument, monitoring or filing any financing statement or continuation statement evidencing a security interest, the maintenance of any such recording, filing or depositing or to any re-recording, re-filing or re-depositing of any thereof, or otherwise monitoring or maintaining the perfection, continuation of perfection or the sufficiency or validity of any security interest in or related to the Collateral, (ii) the acquisition or maintenance of any insurance or (iii) the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral.  The Agent shall be authorized to, but shall in no event have any duty or responsibility to, file any financing or continuation statements or record any documents or instruments in any public office at any time or times or otherwise perfect or monitor or maintain any security interest in the Collateral.

(i)            In no event shall the Agent be liable for any failure or delay in the performance of its obligations under this Agreement or any related documents because of circumstances beyond the Agent’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Agent’s control whether or not of the same class or kind as specified above.

(j)            For the avoidance of doubt, the Agent’s rights, protections, indemnities and immunities provided herein shall apply to Agent for any actions taken or omitted to be taken under any Loan Document and any other related agreements in any of its capacities.

Section 10.04.      Reliance by the Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Without limiting the generality of the foregoing, the Agent: (i) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Loan Documents; (ii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Loan Documents or any related documents on the part of the Borrower, the Loan Parties or any other Person or to inspect the property (including the books and records) of the Borrower and Loan Parties; and  (iii) shall not be responsible to any Lender or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency, ownership, transferability or value of any Collateral, this Agreement, the other Loan Documents, any related document or any other instrument or document furnished pursuant hereto or thereto.  The Agent shall not have any liability to the Borrower, any Loan Party or any Lender or any other Person for the Borrower’s, any Loan Party’s or any Lender’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other loan Document.   The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate and unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans..  For purposes of clarity, phrases such as “satisfactory to the Agent,” “approved by the Agent,” “acceptable to the Agent,” “as determined by the Agent,” “in the Agent’s discretion,” “selected by the Agent,” “elected by the Agent,” “requested by the Agent,” “waived by the Agent,” “consented to by the Agent,” “agreed by the Agent” and phrases of similar import (including, without limitation, any actions required of the Agent in connection with the collection, adjustment or settlement under an insurance policy pursuant to any Loan Document, or any actions required of the Agent in connection with or arising from the Cases) that authorize and permit the Agent to approve, disapprove, determine, act or decline to act in its discretion may be subject to the Agent’s receiving written direction or consent from (or non-objection by) the Required Lenders to take such action or to exercise such rights.

Section 10.05.      Delegation of Duties.  The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more agents or attorneys-in-fact selected by the Agent. The Agent and any such agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of Section 8.03 shall apply to any such agent or attorney-in-fact and to the Related Parties of the Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the DIP Facility provided for herein as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct or for the supervision of any agents or attorneys-in-fact selected by it, except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such agents or attorneys-in-fact.

Section 10.06.      Resignation of the Agent.  The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed).

(a)           If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”),

then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(b)           With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Agent (other than as provided in Section 5.10 and other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article 10 and Section 13.03 shall continue in effect for the benefit of such retiring or removed Agent, its agents, attorneys-in-fact and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

(c)           Any successor Agent appointed pursuant to clause (a) or (b) above agrees to be bound by and shall enter into the No Proceedings Letter as a condition to such appointment.

Section 10.07.      Non-Reliance on Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, advisors, attorneys in fact or affiliates have made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Agent to any Lender.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Agent or any of its officers, directors, employees, agents, advisors, attorneys in fact or affiliates.

Section 10.08.      Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless a Responsible Officer of the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders.  The Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders (or, if so specified by this Agreement, all Lenders).

Section 10.09.      The Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 2.04 and 13.03) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.04 and 13.03.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.10.      Banking Law.  In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Banking Law”), the Agent is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Agent.  Accordingly, each of the parties hereto agrees to provide to the Agent upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Agent to comply with Banking Law.

ARTICLE 11
REAL PROPERTY LEASES

Section 11.01.      Special Rights with Respect to Real Property Leases.

(a)           No Loan Party shall, nor shall it permit any of its Subsidiaries to, pursuant to Section 365 of the Bankruptcy Code, reject or otherwise terminate (including, without limitation, as a result of the expiration of the assumption period provided for in Section 365(d)(4) of the Bankruptcy Code to the extent applicable) (x) a Material Lease or (y) during the continuance of an Event of Default, a Real Property Lease, in each case, without first providing 30 days’ prior written notice to the Agent (unless such notice provision is waived by the Agent (with the consent of the Required Lenders) during which time the Agent shall be permitted to find an acceptable (in the Agent’s good faith and reasonable discretion (with the consent of the Required Lenders)) replacement lessee (which may include the Agent, any Lender or their respective Affiliates) to whom such lease may be assigned.  If a prospective assignee is not found within such 30-day notice period, the Loan Party may proceed to reject such lease  If such a prospective assignee is timely found, the Loan Parties shall (i) not seek to reject such lease, (ii) promptly withdraw any previously filed rejection motion, (iii) promptly file a motion seeking expedited relief and a hearing on the earliest court date available for purposes of assuming such lease and assigning it to such prospective assignee and (iv) cure any defaults that have occurred and are continuing under such lease unless the Borrower and the Agent (with the consent of the Required Lenders) agree that any such cure obligation is overly burdensome on the cash position of the Debtors with such agreement not to be unreasonably withheld; provided that this Section 11.01(a) shall not apply to Real Property Leases that are rejected on the effective date of an Acceptable Reorganization Plan.  For the avoidance of doubt, it is understood and agreed that on or prior to the 30th day prior to the Automatic Rejection Date, the Loan Parties shall have delivered (and hereby agree to deliver) written notice to the Agent of each outstanding Real Property Lease that they intend to reject (including, without limitation, through automatic rejection on the Automatic Rejection Date, to the extent applicable) from and after the date of such notice (or, if applicable, notice that the Loan Parties will seek to extend the Automatic Rejection Date as provided in Section 365(d)(4) of the Bankruptcy Code); provided that if the Loan Parties fail to deliver any such notice to the Agent prior to such date with respect to any such Real Property Lease (or a notice indicating that no such Real Property Leases shall be rejected), the Loan Parties shall be deemed, for all purposes hereunder, to have delivered notice to the Agent as of such date that it intends to reject all outstanding Real Property Leases.

(b)           If an Event of Default shall have occurred and be continuing, the Agent may exercise any Debtor’s rights pursuant to section 365(f) of the Bankruptcy Code with respect to any Real Property Lease or group of Real Property Leases and, subject to the Bankruptcy Court’s approval after notice and hearing, assign any such Real Property Lease in accordance with section 365 of the Bankruptcy Code notwithstanding any language to the contrary in any of the applicable lease documents or executory contracts. In connection with the exercise of such rights, the Agent may (w) access the leasehold interests of the Loan Parties in any such Real Property Lease(s) for the purposes of marketing such property or properties for sale, (x) find an acceptable (in the Agent’s good faith and reasonable discretion (with the consent of the Required Lenders)) replacement lessee (which may include the Agent or its designee, any Lender or their respective Affiliates) to whom a Real Property Lease may be assigned, (y) hold, and manage all aspects of, an auction or other bidding process to find such reasonably acceptable replacement lessee, and (z) in connection with any such auction, agree, on behalf of the Loan Parties and subject to Bankruptcy Court approval, to a break-up fee or to reimburse fees and expenses of any stalking horse bidder up to an amount not to exceed 3.00% of the purchase price of such Real Property Lease and may make any such payments on behalf of such Loan Party and any amount used by the Agent to make such payments shall, at the election of the Agent, at the written direction of the Required Lenders in their reasonable discretion and subject to satisfaction of the conditions in Section 7.03, be deemed a borrowing of Term Loans hereunder. Upon receipt of notice that the Agent elects to exercise its rights under this Section 11.01(b), the Loan Parties shall promptly file a motion seeking expedited relief and a hearing on the earliest court date available for purposes of assuming such Real Property Lease and assigning it to such assignee and cure any defaults that have occurred and are continuing under such Real Property Lease. Notwithstanding the foregoing, this Section 11.01(b) shall not apply to Real Property Leases that are rejected on the effective date of an Acceptable Reorganization Plan. Notwithstanding anything to the contrary in this Section 11.01(b), or any consent or direction of the Required Lenders, in no event shall any Real Property Lease be assigned to the Agent without the express written consent of the Agent in its sole discretion.

(c)           If an Event of Default shall have occurred and be continuing, the Agent shall have the right, at the written direction of the Required Lenders, to direct any Debtor that is a lessee under a Real Property Lease to assign such Real Property Lease to the Agent or its designee, on behalf of the Agent and the Lenders, as collateral for the Obligations and to direct such Debtor lessee to assume such Real Property Lease to the extent assumption is required under the Bankruptcy Code as a prerequisite to such assignment. Upon receipt of notice that the Agent elects to exercise its rights under this Section 11.01(c), the Loan Parties shall (i) promptly file a motion seeking expedited relief and a hearing on the earliest court date available for purposes of, if necessary, assuming such Real Property Lease and assigning it to the Agent and (ii) cure any defaults that have occurred and are continuing under such Real Property Lease. Notwithstanding the foregoing, this Section 11.01(c) shall not apply to Real Property Leases that are rejected on the effective date of an Acceptable Reorganization Plan.  Notwithstanding anything to the contrary in this Section 11.01(c), or any consent or direction of the Required Lenders, in no event shall any Real Property Lease be assigned to the Agent without the express written consent of the Agent in its sole discretion.

(d)           Any order of the Bankruptcy Court approving the assumption (but not the assignment) of any Real Property Lease shall specifically provide that the applicable Debtor shall be authorized to assign such Real Property Lease pursuant to section 365(f) of the Bankruptcy Code subsequent to the date of such assumption designated by the Agent.

(e)           No Loan Party shall, nor shall it permit any of its Subsidiaries to, pursuant to section 365 of the Bankruptcy Code, sell or assign a Real Property Lease without first providing fifteen (15) days’ prior written notice to the Agent (unless such notice provision is waived by the Agent (with the consent of the Required Lenders)) of any hearing in the Bankruptcy Court seeking approval of a sale or assignment,  and the Agent, on behalf of the Agent and the Lenders, shall be permitted to credit bid forgiveness of some or all of the outstanding Obligations in respect of the DIP Facility (in an amount equal to at least the consideration offered by any other party in respect of such assignment) as consideration in exchange for any such Real Property

Lease. In connection with the exercise of any of the Agent’s rights under Sections 11.01(b) and 11.01(c) to direct or compel a sale or assignment of any Real Property Lease, the Agent, on behalf of the Agent and the Lenders, shall be permitted to credit bid forgiveness of a portion of the Indebtedness (in an amount equal to at least the consideration offered by any other party in respect of such sale or assignment) outstanding under the Term Loans in exchange for such Real Property Lease.

If any Loan Party is required to cure any monetary default under any Real Property Lease under this Section 11.01, or otherwise in connection with any assumption of such Real Property Lease pursuant to section 365 of the Bankruptcy Code, and such monetary default is not cured within five (5) Business Days of the receipt by such Loan Party of notice from the Agent under Section 11.01(a), (b) or (c) or any other notice from the Agent requesting the cure of such monetary default, then the Agent (with the consent of the Required Lenders) may, but shall not be obligated to, cure any such monetary default on behalf of such Loan Party and any such payments shall, at the election of the Agent, at the written direction of the Required Lenders in their reasonable discretion and subject to satisfaction of the conditions in Section 7.03, be deemed a borrowing of Term Loans hereunder.

ARTICLE 12
GUARANTY

Section 12.01.      Guarantied Obligations.  Each Guarantor hereby jointly and severally unconditionally, and irrevocably, guaranties to the Agent for the ratable benefit of each Lender and becomes surety, as though it was a primary obligor for, the full and punctual payment and performance when due (whether on demand, at stated maturity, by acceleration, or otherwise and including any amounts which would become due but for the operation of an automatic stay under  any Debtor Relief Law) of all Obligations, including, without limiting the generality of the foregoing, all obligations, liabilities, and indebtedness from time to time of the Borrower to the Agent or any of the Lenders hereunder or in connection with this Agreement or any other Loan Document, whether for principal, interest, fees, indemnities, expenses, or otherwise, and all renewals, extensions, amendments, refinancings or refundings thereof, whether such obligations, liabilities, or indebtedness are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (and including obligations, liabilities, and indebtedness arising or accruing after the commencement of any Insolvency Proceeding with respect to the Borrower or any Guarantor or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation, liability, or indebtedness is not enforceable or allowable in such Insolvency Proceeding, and including all Obligations, liabilities, and indebtedness arising from any extensions of credit under or in connection with any Loan Document from time to time, regardless of whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to the extension of credit is not satisfied) (all of the foregoing obligations, liabilities and indebtedness are referred to herein collectively as the “Guarantied Obligations” and each as a “Guarantied Obligation”).  Without limitation of the foregoing, any of the Guarantied Obligations shall be and remain Guarantied Obligations entitled to the benefit of this Article 12 if the Agent or any of the Lenders (or any one or more assignees or transferees thereof) from time to time assign or otherwise transfer all or any portion of their respective rights and obligations under the Loan Documents, or any other Guarantied Obligations, to any other Person.

Section 12.02.      Guaranty.  Each Guarantor hereby promises to pay and perform all Guarantied Obligations immediately upon demand of the Agent and the Lenders or any one or more of them.  All payments made pursuant to this Article 12 shall be made by each Guarantor in immediately available funds in U.S. Dollars and shall be made without setoff, counterclaim, withholding, or other deduction of any nature.

Section 12.03.      Obligations Absolute.  The obligations of the Guarantors under this Article 12 shall not be discharged or impaired or otherwise diminished by the failure, default, omission, or delay, willful or otherwise, by any Lender, the Agent, or any Borrower or any other obligor on any of the Guarantied Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.  Each of the Guarantors agrees that the Guarantied Obligations will be paid and performed strictly in accordance with the terms of the Loan Documents.  Without limiting the generality of the foregoing, each Guarantor hereby consents to, at any time and from time to time, and the joint and several obligations of each Guarantor hereunder shall not be diminished, terminated, or otherwise similarly affected by any of the following:

(a)           any lack of genuineness, legality, validity, enforceability or allowability (in an Insolvency Proceeding, or otherwise), or any avoidance or subordination, in whole or in part, of any Loan Document or any of the Guarantied Obligations and regardless of any Law, regulation or order now or hereafter in effect in any jurisdiction affecting any of the Guarantied Obligations, any of the terms of the Loan Documents, or any rights of the Agent or the Lenders or any other Person with respect thereto;

(b)           any increase, decrease or change in the amount, nature, type or purpose of or any release, surrender, exchange, compromise or settlement of any of the Guarantied Obligations (whether or not contemplated by the Loan Documents as presently constituted); any change in the time, manner, method or place of payment or performance of, or in any other term of, any of the Guarantied Obligations; any execution or delivery of any additional Loan Documents; or any amendment, modification or supplement to, or renewals, extensions, refinancing or refunding of, any Loan Document or any of the Guarantied Obligations;

(c)           any failure to assert any breach of or default under any Loan Document or any of the Guarantied Obligations; any extensions of credit in excess of the amount committed under or contemplated by the Loan Documents, or in circumstances in which any condition to such extensions of credit has not been satisfied; any other exercise or non-exercise, or any other failure, omission, breach, default, delay or wrongful action in connection with any exercise or non-exercise, of any right or remedy against the Borrower or any other Person under or in connection with any Loan Document or any of the Guarantied Obligations; any refusal of payment or performance of any of the Guarantied Obligations, whether or not with any reservation of rights against any Guarantor; or any application of collections (including but not limited to collections resulting from realization upon any direct or indirect security for the Guarantied Obligations) to other obligations, if any, not entitled to the benefits of this

Agreement, in preference to Guarantied Obligations entitled to the benefits of this Agreement, or if any collections are applied to Guarantied Obligations, any application to particular Guarantied Obligations;

(d)           any taking, exchange, amendment, modification, waiver, supplement, termination, subordination, compromise, release, surrender, loss, or impairment of, or any failure to protect, perfect, or preserve the value of, or any enforcement of, realization upon, or exercise of rights, or remedies under or in connection with, or any failure, omission, breach, default, delay or wrongful action by the Agent and the Lenders, or any of them, or any other Person in connection with the enforcement of, realization upon, or exercise of rights or remedies under or in connection with, or, any other action or inaction by the Agent and the Lenders, or any of them, or any other Person in respect of, any direct or indirect security for any of the Guarantied Obligations.  As used in this Agreement, “direct or indirect security” for the Guarantied Obligations, and similar phrases, includes any collateral security, guaranty, suretyship, letter of credit, capital maintenance agreement, put option, subordination agreement or other right or arrangement of any nature providing direct or indirect assurance of payment or performance of any of the Guarantied Obligations, made by or on behalf of any Person;

(e)           any merger, consolidation, liquidation, dissolution, winding-up, charter revocation or forfeiture, or other change in, restructuring or termination of the corporate structure or existence of, the Borrower or any other Person; any Insolvency Proceeding with respect to the Borrower or any other Person; or any action taken or election made by the Agent and the Lenders, or any of them (including but not limited to any election under Section 1111(b)(2) of the Bankruptcy Code), the Borrower, or any other Person in connection with any such proceeding; or any liability if the Borrower makes a payment to the Agent and such payment is recovered from the Agent under Debtor Relief Laws;

(f)            any defense, setoff, or counterclaim (excluding only the defense of full, strict and indefeasible payment and performance), which may at any time be available to or be asserted by the Borrower or any other Person with respect to any Loan Document or any of the Guarantied Obligations; or any discharge by operation of law or release of the Borrower or any other Person from the performance or observance of any Loan Document or any of the Guarantied Obligations; or

(g)           any other event or circumstance, whether similar or dissimilar to the foregoing, and whether known or unknown, which might otherwise constitute a defense available to, or limit the liability of, any Guarantor, a guarantor or a surety, excepting only full, strict and indefeasible payment and performance of the Guarantied Obligations in full.

Section 12.04.      Waivers, etc..  Each Guarantor hereby waives any defense to or limitation on its obligations under this Agreement arising out of or based on any event or circumstance referred to in this Section 12.04.  Without limitation and to the fullest extent permitted by applicable law, each Guarantor waives each of the following:

(a)           all notices, disclosures and demand of any nature which otherwise might be required from time to time to preserve intact any rights against any Guarantor, including the following: any notice of any event or circumstance described in this Section 12.04; any notice required by any Law, regulation or order now or hereafter in effect in any jurisdiction; any notice of nonpayment, nonperformance, dishonor, or protest under any Loan Document or any of the Guarantied Obligations; any notice of the incurrence of any Guarantied Obligation; any notice of any default or any failure on the part of the Borrower or any other Person to comply with any Loan Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations; and any notice of any information pertaining to the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Person;

(b)           any right to any marshalling of assets, to the filing of any claim against the Borrower or any other Person in the event of any Insolvency Proceeding, or to the exercise against the Borrower or any other Person of any other right or remedy under or in connection with any Loan Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations; any requirement of promptness or diligence on the part of the Agent and the Lenders, or any of them, or any other Person; any requirement to exhaust any remedies under or in connection with, or to mitigate the damages resulting from default under, any Loan Document or any of the Guarantied Obligations or any direct or indirect security for any of the Guarantied Obligations; any benefit of any statute of limitations; and any requirement of acceptance of this Agreement and any requirement that any Guarantor receive notice of such acceptance;

(c)           any defense or other right arising by reason of any Law now or hereafter in effect in any jurisdiction pertaining to election of remedies (including but not limited to anti-deficiency laws, “one action” laws or the like), or by reason of any election of remedies or other action or inaction by the Agent or the Lenders, or any of them, (including but not limited to commencement or completion of any judicial proceeding or nonjudicial sale or other action in respect of collateral security for any of the Guarantied Obligations), which results in denial or impairment of the right of the Agent and the Lenders, or any of them, to seek a deficiency against the Borrower or any other Person or which otherwise discharges or impairs any of the Guarantied Obligations; and

(d)           any right to be subrogated to the rights of the Agent and the Lenders against the Borrower until the Guarantied Obligations are indefeasibly paid in full.

Section 12.05.      Reinstatement.  Each Guarantor agrees that its guarantee hereunder is a continuing obligation and shall remain in full force and effect notwithstanding that no Guarantied Obligations may be outstanding from time to time and notwithstanding any other event or circumstance.  Upon the indefeasible payment in full of all Guarantied Obligations, the Guaranty under this Article 12 shall terminate; provided, however, that this Guaranty shall continue to be effective or be automatically reinstated, as the case may be, any time any payment of any of the Guarantied Obligations is rescinded, recouped, avoided, or must otherwise be returned or released by any Lender or Agent upon or during the Insolvency Proceeding affecting the Borrower or for any other reason whatsoever, all as though such payment had not been made and was due and owing.

Section 12.06.      Subrogation.  Each Guarantor waives and agrees it will not exercise any rights (including with respect to all “claims” (as defined in Section 101(5) of the Bankruptcy Code)) against Borrower or any other Guarantor arising in connection with, or any Collateral securing, the Guarantied Obligations (including rights of subrogation (whether contractual, under Section 509 of the Bankruptcy Code or otherwise), contribution, and the like) until the Guarantied Obligations have been Paid in Full.  If any amount shall be paid to any Guarantor by or on behalf of the Borrower or any other Guarantor by virtue of any right of subrogation (whether contractual, under Section 509 of the Bankruptcy Code or otherwise), contribution or the like, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and shall be held in trust for the benefit of, the Agent and the Lenders and shall forthwith be paid to the Agent to be credited and applied upon the Guarantied Obligations, whether matured or unmatured, in accordance with the terms hereof.

ARTICLE 13
MISCELLANEOUS

Section 13.01.      Modifications, Amendments or Waivers.  With the written consent of the Required Lenders, the Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided that, except as otherwise expressly contemplated by this Agreement, no such agreement, waiver or consent may be made which will:

(a)           [Reserved];

(b)           Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Stated Maturity Date or the time for payment of principal or interest of any Loan, the Unused Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of, or the rate of interest borne by, any Loan or reduce the Unused Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;

(c)           Release of Collateral or Guarantor. Except for sales of assets permitted by Sections 8.02(c), 8.02(d) or other transactions expressly permitted hereunder, release all or substantially all of the Collateral or all or substantially all of the Guarantors from its Obligations under Article 12 hereof without the consent of all Lenders (other than Defaulting Lenders);

(d)           Miscellaneous. Amend Section 5.02, 5.03 or 10.03 or this Section 13.01, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders; or

(e)           Superpriority Status. Amend or modify the Superpriority Claim status of the Lenders under the Orders or under any other Loan Documents without the consent of each Lender;

provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Agent may be made without the written consent of the Agent; provided, further that, if in connection with any proposed waiver, amendment or modification referred to in

Sections 13.01(b) through 13.01(e) above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.06(c).

Section 13.02.      No Implied Waivers; Cumulative Remedies.  No course of dealing and no delay or failure of the Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

Section 13.03.      Expenses; Indemnity; Damage Waiver.  (a) Costs and Expenses. The Borrower shall pay (i) all reasonable expenses incurred by the Agent and its Affiliates or any Lender (but limited, in the case of legal fees and expenses, to the reasonable and documented fees and expenses of one primary counsel to the Agent, two primary counsel to the Lenders taken as a whole, one financial advisory to all such Persons taken as a whole, one operational consultant to all such Persons taken as a whole, and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such Persons, taken as a whole, unless in the reasonable judgment of the Agent or the Lenders, a conflict exists which necessitates the engagement of separate local counsel), in connection with the syndication of the DIP Facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable expenses incurred by the Agent and its Affiliates or any Lender (but limited, in the case of legal fees and expenses, to the reasonable and documented fees and expenses of one primary counsel to the Agent, two primary counsel the Lenders taken as a whole, one financial advisory to all such Persons taken as a whole, one operational consultant to all such Persons taken as a whole, and, if reasonably necessary, of one local counsel in any relevant jurisdiction to each such Person), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and (iii) all reasonable expenses of the Agent and the Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties during the continuation of an Event of Default.

(b)           Indemnification by the Borrower. The Borrower shall indemnify the Agent (and any agent and attorney-in-fact thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including reasonable and documented fees and expenses of counsel) in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee, and shall indemnify and hold harmless each Indemnitee from all reasonable and documented fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) breach of representations, warranties or covenants of the Borrower under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Health and Safety Laws, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 13.03(a) or 13.03(b) to be paid by it to the Agent (or any agent or attorney-in-fact thereof) or any Related Party of any of the foregoing, each applicable Lender severally agrees to pay to the Agent (or any such agent or attorney-in-fact) or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such agent or attorney-in-fact) in its capacity as such, or against any Related Party acting for the Agent (or any such agent or attorney-in-fact) in connection with such capacity.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 13.03(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages are found to be a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of such Indemnitee.

(e)           Payments. All amounts due under this Section shall be payable not later than thirty (30) days after demand therefor.

Section 13.04.      Holidays.  Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.02) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Stated Maturity Date if the Stated Maturity Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

Section 13.05.      Notices; Effectiveness; Electronic Communication.  (a)  Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 13.05(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(C).

Notices sent by hand shall be deemed to have been given when received, notices sent by overnight courier service shall be deemed to have been given one Business Day after deposit with a reputable overnight courier service, notices mailed by certified or registered mail shall be deemed to have been given three Business Days after being deposited in the mail, postage prepaid; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 13.05(b) shall be effective as provided in such Section.

(b)           Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices to any Lender if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, Etc. Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

Section 13.06.      Severability.  The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

Section 13.07.      Duration; Survival.  All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Article 5 and Section 13.03, shall survive Payment In Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.

Section 13.08.      [Reserved].

Section 13.09.      Successors and Assigns.

(a)           Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations under the DIP Facility without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 13.09(b) or (ii) by way of participation in accordance with the provisions of Section 13.09(d) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.09(d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in

Section 13.09(b)(i)(B) below in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)          in any case not described in Section 13.09(b)(i)(A) above, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date, shall not be less than $1,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans assigned;

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by Section 13.09(b)(i)(B) and, in addition:

(A)          the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (i) an Event of Default has occurred and is continuing at the time of such assignment, or (ii) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof; and

(B)          the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption Agreement, together with a processing and recordation fee in the amount of $3,500; provided that no such processing and recordation fee shall be required for any assignment in connection with the primary syndication of the DIP Facility. The assignee, if it is not a Lender, shall deliver to the Agent an administrative questionnaire.

(v)           No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a Disqualified Institution or (D) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person);

provided that notwithstanding anything to the contrary in this Agreement, the Borrower and the other Loan Parties and the Lenders acknowledge and agree that in no event shall the Agent (in its capacity as such) be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to any preclusions as to assignments to Disqualified Institutions.  Without limiting the generality of the foregoing, the Agent shall not (x) be obligated to, in connection with its maintenance of the Register (or otherwise), ascertain, monitor or inquire as to whether any Lender is a Disqualified Institution or (y) have any liability with respect to any assignment or participation of Loans or Commitments, or any disclosure of confidential information, to any Disqualified Institution.

(vi)          Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to Section 13.09(c), from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.08, 5.09, 5.10, and 13.03 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.09(d) of this Section.

(c)                                  Register. The Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at its Principal Office a copy of each Assignment and Assumption Agreement delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders and principal amounts (and stated interest) of the Term Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender, a Disqualified Institution or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 13.03(b) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 13.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.08, 5.09 and 5.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.09(b) (it being understood that the documentation required under Section 5.09 shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 5.03 and 5.07 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 5.08 or 5.09, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.07 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.02(c) as though it were a Lender; provided that such Participant agrees to be subject to Section 5.03 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Income Tax Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 13.10.                   Confidentiality.  (a) General. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or, Participant or in, or any prospective assignee of, or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or the other Loan Parties. In addition, the Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to rating agencies, credit insurers, CUSIP Service Bureau, Inc., market data collectors, similar services providers to the lending industry, and service providers to the Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)                                 Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 13.10(a).

Section 13.11.                   Counterparts; Integration.  (a) Counterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments; provided that to the extent that any provision herein is inconsistent with any term of the Orders, the Orders shall control.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)                                 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 13.12.                   CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.  (a) Governing Law. This Agreement shall be deemed to be a contract under the Law of the State of New York without regard to its conflict of laws principles that would require the application of any other Law and (to the extent applicable) the Bankruptcy Code.

(b)                                 SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF (OTHER THAN WITH RESPECT TO ACTIONS BY THE AGENT IN RESPECT OF RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY LAWS OTHER THAN THE

LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO), IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 13.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

(d)                                 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.05. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)                                  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, THE AGENT OR THE ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN

DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 13.13.                   USA Patriot Act Notice.  Each Lender that is subject to the USA Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the USA Patriot Act.

Section 13.14.                   No Fiduciary Duty.  Each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates. The Loan Parties acknowledge and agree that (a) the arranging and other services regarding this Agreement and the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Agent and the Lenders, on the one hand, and the Loan Parties, on the other, and (b) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents, (y) the Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agent, any Arranger, or any Lender has any obligation to disclose any of such interests to the Borrower and its Affiliate and (z) each Lender is acting solely as principal and not as an advisor, the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate, that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto and is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 13.15.                   The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR

OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Agent’s transmission of Borrower Materials through the Internet.

Section 13.16.                   Authorization to Release Collateral and Guarantors.  The Lenders authorize the Agent to (i) release any Collateral that becomes Excluded Property (or any assets no longer required to be Collateral pursuant to the terms hereof or of any other Loan Document) or any Collateral consisting of assets or equity interests sold or otherwise disposed of in a sale or other disposition or transfer permitted under Section 8.02(d) or 8.02(c), and (ii) release any Guarantor from its obligations under Article 12 hereof if such Guarantor becomes a Non-Guarantor Subsidiary or ceases to be a Subsidiary pursuant to any sale, transfer, lease, disposition, merger or other transaction permitted by this Agreement, including, without limitation, in the event the ownership interests in such Guarantor are sold or otherwise disposed of or transferred to persons other than Loan Parties or Subsidiaries of the Loan Parties in a transaction permitted under Section 8.02(d) or 8.02(c). Upon the written request of the Borrower (accompanied by such certificates and other documentation as the Agent or any Lender may reasonably request) the Agent on behalf of the Lenders, (i) shall release, subordinate, enter into non-disturbance agreements or consent to the release by the Agent of any Collateral or Guarantor in connection with any event contemplated above or any easements, permits, licenses, rights of way, surface leases or other surface rights or interests permitted to be granted hereunder or any Payment in Full hereunder or termination hereof, and (ii) notwithstanding Section 13.01 or any other provision in any Loan Document to the contrary, the Agent may, on behalf of the Lenders, amend, modify, supplement, restate, terminate or release in whole or in part any of the Loan Documents from time to time or consent to such action by the Agent to (a)  add Guarantors of the Obligations; (b) add property or other assets as Collateral, (c) approve of any correction or update to any Schedule hereto or to any other Loan Document to the extent such Schedule is being corrected in any manner that is not material or is being updated to reflect the consummation of any transaction or exercise of any rights of the Loan Parties permitted hereunder for which no consent is required or for which the required consent has been received, or (d) release from perfection any Lien created by any Loan Document that is no longer required by the terms hereof or such Loan Document to be perfected.

Section 13.17.                   Right to Realize on Collateral and Enforce Guaranty .  Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Agent and each Lender hereby agree that no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Agent on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under Collateral Documents may be exercised solely by the Agent.

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IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first written above.

BORROWER:

ARCH COAL, INC.

By:	/s/ Robert G. Jones
	Name:	Robert G. Jones
	Title:	Senior Vice Present — Law, General
Counsel & Secretary

[Signature Page to Arch DIP Credit Agreement]

GUARANTORS:

ACI TERMINAL, LLC
ALLEGHENY LAND COMPANY
ARCH COAL SALES COMPANY, INC.
ARCH COAL WEST, LLC
ARCH ENERGY RESOURCES, LLC
ARCH OF WYOMING, LLC
ARCH RECLAMATION SERVICES, INC.
ARCH WESTERN ACQUISITION CORPORATION
ARCH WESTERN ACQUISITION, LLC
ARCH WESTERN BITUMINOUS GROUP, LLC
ARCH WESTERN RESOURCES, LLC
ARK LAND COMPANY
ARK LAND KH, INC.
ARK LAND LT, INC.
ARK LAND WR, INC.
ASHLAND TERMINAL, INC.
BRONCO MINING COMPANY, INC.
CATENARY COAL HOLDINGS, INC.
COAL-MAC, INC.
COALQUEST DEVELOPMENT LLC
CUMBERLAND RIVER COAL COMPANY
HAWTHORNE COAL COMPANY, INC.
HUNTER RIDGE COAL COMPANY
HUNTER RIDGE HOLDINGS, INC.
HUNTER RIDGE, INC.
ICG BECKLEY, LLC
ICG EAST KENTUCKY, LLC
ICG EASTERN LAND, LLC
ICG EASTERN, LLC
ICG ILLINOIS, LLC
ICG KNOTT COUNTY, LLC
ICG NATURAL RESOURCES, LLC
ICG TYGART VALLEY, LLC
ICG, INC.
ICG, LLC
INTERNATIONAL COAL GROUP, INC.
JULIANA MINING COMPANY, INC.
KING KNOB COAL CO., INC.
LONE MOUNTAIN PROCESSING, INC.
MARINE COAL SALES COMPANY
MELROSE COAL COMPANY, INC.
MINGO LOGAN COAL COMPANY
MOUNTAIN COAL COMPANY, L.L.C.

[Signature Page to Arch DIP Credit Agreement]

MOUNTAIN GEM LAND, INC.
MOUNTAIN MINING, INC.
MOUNTAINEER LAND COMPANY
OTTER CREEK COAL, LLC
PATRIOT MINING COMPANY, INC.
POWELL MOUNTAIN ENERGY, LLC
PRAIRIE HOLDINGS, INC.
SHELBY RUN MINING COMPANY, LLC
SIMBA GROUP, INC.
THUNDER BASIN COAL COMPANY, L.L.C.
TRITON COAL COMPANY, LLC
UPSHUR PROPERTY, INC.
VINDEX ENERGY CORPORATION
WESTERN ENERGY RESOURCES, INC.
WHITE WOLF ENERGY, INC.
WOLF RUN MINING COMPANY

By:	/s/ John T. Drexler
	Name:	John T. Drexler
	Title:	Vice President & Treasurer

[Signature Page to Arch DIP Credit Agreement]

GUARANTOR:

ARCH DEVELOPMENT, LLC

By:	/s/ Robert G. Jones
Name:	Robert G. Jones
Title:	Secretary

[Signature Page to Arch DIP Credit Agreement]

GUARANTOR:

ARCH WESTERN FINANCE, LLC

	By:	/s/ Robert G. Jones
	Name:	Robert G. Jones
	Title:	Secretary

[Signature Page to Arch DIP Credit Agreement]

GUARANTOR:

JACOBS RANCH COAL LLC

	By:	/s/ Robert G. Jones
	Name:	Robert G. Jones
	Title:	Secretary

[Signature Page to Arch DIP Credit Agreement]

GUARANTOR:

JACOBS RANCH HOLDINGS I LLC

	By:	/s/ Robert G. Jones
	Name:	Robert G. Jones
	Title:	Secretary

[Signature Page to Arch DIP Credit Agreement]

GUARANTOR:

JACOBS RANCH HOLDINGS II LLC

	By:	/s/ Robert G. Jones
	Name:	Robert G. Jones
	Title:	Secretary

[Signature Page to Arch DIP Credit Agreement]